Exhibit 4.13

SHARE PURCHASE AGREEMENT

BY AND AMONG

SILICON MOTION TECHNOLOGY CORPORATION

SILICON MOTION TECHNOLOGY (HONG KONG) LTD.

F-TEC HOLDINGS INTERNATIONAL LTD.

XUESHI YANG

LDS INTERNATIONAL HOLDINGS LTD

DAWN MOUNT LIMITED

JADE UNICORN ENTERPRISES LIMITED

ELITE PATH LIMITED

MERCHANT EAGLE LIMITED

ACEMOUNT INVESTMENTS LIMITED

AND

ZHEN YE LIMITED

DATED AS OF APRIL 24, 2015

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	5.5	Brokers	14

	5.6	Residency	14

	5.7	Taxes	14

6.	Representations and Warranties of the Group Companies		14

	6.1	Organization, Authority and Qualification of the Company	14

	6.2	Capital Stock of the Group Companies	15

	6.3	Subsidiaries	15

	6.4	Corporate Books and Records	15

	6.5	No Conflict	15

	6.6	Consents and Approvals	15

	6.7	Financial Statements and Books and Records	16

	6.8	No Undisclosed Liabilities	16

	6.9	Accounts Receivable	17

	6.10	Permits	17

	6.11	Conduct in the Ordinary Course of Business; Absence of Certain Changes, Events and Conditions	17

	6.12	Customers, Distributors and Suppliers	18

	6.13	Related Party Transactions	18

	6.14	Litigation	18

	6.15	Material Contracts	18

	6.16	Intellectual Property	20

	6.17	Real Property	21

	6.18	Tangible Personal Property	21

	6.19	Inventories	21

	6.20	Assets	21

	6.21	Employee Benefit Matters	22

	6.22	Labor Matters	22

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	6.23	Taxes	22

	6.24	Insurance	23

	6.25	Environment	23

	6.26	Product Liability and Product Warranty	23

	6.27	Loan Agreements	24

	6.28	Brokers	24

	6.29	Compliance with Laws; Licenses	24

	6.30	Certain Practices	24

	6.31	Full Disclosure	25

7.	Representations and Warranties of Purchaser and Parent		25

	7.1	Organization	25

	7.2	Authority	25

	7.3	Capitalization and Ordinary Shares	25

	7.4	No Conflict	26

	7.5	Consents and Approvals	26

	7.6	Brokers	26

	7.7	Investigation and Evaluation	26

	7.8	SEC Filings; Financial Statements	26

	7.9	Litigation	27

	7.10	Undisclosed Liabilities	27

	7.11	Absence of Changes	27

	7.12	Availability of Funds	27

	7.13	No Other Representations or Warranties	27

8.	Covenants of Sellers and the Company		27

	8.1	Conduct of Business	27

	8.2	Access	28

	8.3	Authorizations	28

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	8.4	Conditions	29

	8.5	Tax Filing and Tax Payment	29

	8.6	No Shop	29

9.	Covenants of Purchaser and Parent		29

	9.1	Conditions	29

	9.2	Authorizations	29

	9.3	Employees	30

	9.4	Listing of Additional Shares	30

10.	Conditions for the Benefit of Purchaser and Parent		30

	10.1	Representations and Warranties	30

	10.2	Fulfillment of Covenants	30

	10.3	Corporate Actions of Purchaser	30

	10.4	Third Party Authorizations	30

	10.5	Permits	30

	10.6	Consummation of Restructuring	31

	10.7	Employment Agreements	31

	10.8	Investment Agreements	31

	10.9	Consensus; Preferred Conversion; Stock Options	31

	10.10	Assignment of Patents	31

	10.11	Proprietary Information and Inventions Agreement	32

	10.12	Resignation of Directors and Statutory Auditor	32

	10.13	Opinion of Counsel	32

	10.14	Non-Competition Agreements	32

	10.15	Bridge Loan	32

	10.16	Share Pledge	32

	10.17	Due Diligence	32

	10.18	Other Documents	32

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	10.19	Non-breach	33

	10.20	Trust	33

	10.21	Closing Obligations	33

11.	Conditions for the Benefit of Sellers		33

	11.1	Representations and Warranties	33

	11.2	Fulfillment of Covenants	33

	11.3	Approvals and Consents	33

	11.4	Employment Agreement	33

	11.5	Non-Competition Agreements	33

	11.6	Investment Agreements	33

	11.7	Bridge Loan	33

12.	Indemnification		34

	12.1	Indemnification by the Sellers and Sellers’ Representative for Representations and Warranties and Covenants of the Company Representors and Seller Representors	34

	12.2	Claim for Indemnification	34

	12.3	Right of Set-Off	34

13.	Survival of Representations, Warranties, Covenants and Indemnification Obligations		34

	13.1	General	34

	13.2	Survival of Tax Liabilities	35

14.	Term and Termination		35

	14.1	Term	35

	14.2	Termination	35

	14.3	Effects of Termination	35

15.	Miscellaneous		35

	15.1	Commission	35

	15.2	Election of Remedies	35

	15.3	Expense; Break-up Fees	35

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15.4	Further Assurances	36

15.5	Entire Agreement	36

15.6	Incorporation by Reference	36

15.7	Modifications	36

15.8	Waiver	36

15.9	Assignment	36

15.10	Severability	36

15.11	Governing Law	37

15.12	Arbitration	37

15.13	Notices	37

15.14	Counterparts	38

15.15	Captions	38

15.16	Number and Gender	38

15.17	Confidentiality	38

15.18	Language	39

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LIST OF EXHIBITS AND SCHEDULES

Exhibit 1.4	Company’s Balance Sheet dated December 31, 2014
Exhibit 2.6(a)	Statement of Target Net Asset Value
Exhibit 4.1	Form of Investment Agreement
Exhibit 10.7(a)	Form of Employment Agreement of Xueshi Yang
Exhibit 10.7(b)	Form of Employment Agreement of Zhen Zhou
Exhibit 10.7(c)	Form of Employment Agreement of Yong Yu
Exhibit 10.10	Form of Patents Assignment Agreement
Exhibit 10.11	Form of Proprietary Information and Inventions Agreement
Exhibit 10.12	Form of Resignation Letter
Exhibit 10.13	Outline of Issues to be Opined On by Sellers’ Counsel and Forms
Exhibit 10.14	Form of Non-Competition Agreement
Exhibit 10.15	Form of Bridge Loan Agreement
Exhibit 10.16	Form of Share Pledge Agreement

Schedule A	Share Ownership (Company)
Schedule 1.58	Onshore Shareholders
Schedule 1.59	Operation and Structure I
Schedule 1.60	Operation and Structure II
Schedule 2.2	Allocation of Purchase Price
Schedule 2.3	Closing Payment
Schedule 2.4	Post-Closing Payment
Schedule 5.4	Consents and Approvals (Seller)
Schedule 6.0	Disclosure Schedule
Schedule 6.3	Subsidiaries
Schedule 6.5	Consents, Approvals, Waivers and Authorizations
Schedule 6.6	Consents and Approvals (Company)
Schedule 6.7(a)	Financial Statements
Schedule 6.7(c)	Securitization Transactions and “Off-Balance Sheet Arrangements”
Schedule 6.7(d)	Projected Closing Balance Sheet
Schedule 6.8	Liabilities
Schedule 6.9	Accounts Receivable
Schedule 6.10	Permits
Schedule 6.11	Conduct in the Ordinary Course of Business; Absence of Certain Changes
Schedule 6.12	Customers, Distributors and Suppliers
Schedule 6.13	Related Party Transactions
Schedule 6.14	Litigation
Schedule 6.15(a)	Material Contracts
Schedule 6.16(a)	Intellectual Property
Schedule 6.16(f)	Intellectual Property Infringements
Schedule 6.17	Real Property
Schedule 6.18	Tangible Personal Property
Schedule 6.20(a)	Assets
Schedule 6.24	Insurance
Schedule 6.26	Product Liability and Product Warranty
Schedule 6.27	Loan Agreements
Schedule 10.10	Assignment of Patents
Schedule 10.14	Individuals to sign Non-Competition Agreement

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 24, 2015, by and among Silicon Motion Technology Corporation, a corporation incorporated and existing under the laws of the Cayman Islands (“Parent”), Silicon Motion Technology (Hong Kong) Ltd., a corporation incorporated and existing under the laws of Hong Kong and a wholly-owned subsidiary of Parent (“Purchaser”), F-Tec Holdings International Ltd., a corporation incorporated and existing under the laws of British Virgin Islands (the “Company”), Xueshi Yang (the “Sellers’ Representative”) and all the shareholders of the Company listed below (collectively, “Sellers,” and individually, “Seller”):

•	LDS International Holdings Ltd., a corporation incorporated and existing under the laws of BVI (“BVI-A”);

•	Dawn Mount Limited, a corporation incorporated and existing under the laws of BVI (“BVI-B”);

•	Jade Unicorn Enterprises Limited, a corporation incorporated and existing under the laws of BVI (“BVI-C”);

•	Elite Path Limited, a corporation incorporated and existing under the laws of BVI (“BVI-D”);

•	Merchant Eagle Limited, a corporation incorporated and existing under the laws of BVI (“BVI-E”);

•	ACEMOUNT Investments Limited, a corporation incorporated and existing under the laws of BVI (“BVI-F”); and

•	Zhen Ye Limited, a corporation incorporated and existing under the laws of BVI (“BVI-G”).

References to “BVI” herein are to the British Virgin Islands.

RECITALS

A. Prior to the Closing, Sellers will own the number of Company Common Shares of the Company set forth opposite their respective names on Schedule A, which constitute all of the issued and outstanding shares of the Company (the “Purchased Shares”).

B. Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, the Purchased Shares upon the terms and subject to the conditions set forth herein (the “Transaction”).

AGREEMENT

INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants, and agreements in this Agreement, the Parties hereby agree as follows:

1. Definitions

For purposes of this Agreement, the following terms shall have the following meanings, unless the context clearly requires otherwise:

1.1 “Action” shall mean any civil, criminal, regulatory or administrative claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any court or other Governmental Authority or any arbitration proceeding.

1.2 “Ancillary Agreements” shall mean the agreements, the forms of which are attached hereto as exhibits, as well as those other agreements referred to in this Agreement.

1.3 “Assets” shall have the meaning set forth in Section 6.20(a).

1.4 “Audited Financial Statements” shall mean the financial statements of the Group Companies, consisting of audited balance sheets and statements of income and cash flow of the Group Companies, audited by independent public accountants, in accordance with generally accepted auditing standards in the PRC, for its fiscal years ended as of December 31, 2013 and December 31, 2014.

1.5 “Bridge Loan” shall mean the amount of US$5,322,581 lent to BVI-A by Parent or Purchaser prior to the Closing, which amount (i) shall be secured by Pledged Shares; (ii) shall be secured by the personal guarantee of Xueshi Yang and Lu Xia; and (iii) shall be repaid in full at Closing by way of an offset on a pro rata basis, as set forth in Schedule 2.3, against Purchase Price allocable to the relevant Sellers.

1.6 “Bridge Loan Agreement” shall have the meaning set forth in Section 10.15.

1.7 “Business” shall mean the business of the development and sale of enterprise-grade flash based storage devices and solutions and derivative Intellectual Property technology, which have been conducted by the Company on or prior to the date hereof.

1.8 “BVI-A First Installment,” “BVI-B First Installment,” “BVI-B Second Installment,” “BVI-B Third Installment,” “BVI-C First Installment,” “BVI-C Third Installment,” “BVI-D First Installment,” “BVI-E First Installment,” “BVI-F First Installment” and “BVI-G First Installment” shall have their respective meanings set forth in Schedule 2.2.

1.9 “Change of Control” shall mean (i) if any Person (other than the existing shareholders of Shanghai Baocun as of the date of any of the Material Contracts) becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of the then issued and outstanding securities of Shanghai Baocun or such existing shareholders no longer have the right by ownership or agreement to designate a majority of Shanghai Baocun’s board of directors; (ii) the sale, transfer or other disposition of all or substantially all of the business and assets of Shangbao Baocun, whether by sale of assets, merger or otherwise (determined on a consolidated basis) to another Person other than a transaction in which the survivor or transferee is a Person controlling, controlled by, or under common control with, directly or indirectly, Shanghai Baocun’s existing shareholders as of the date of any of the Material Contracts; or (iii) provisions in any of the Material Contract which provide for other circumstances similar to those described under items (i) and (ii) above.

1.10 “Charter Documents” shall mean the certificate of incorporation, bylaws, articles of incorporation, articles of association, and memorandum of association of any Person, including, without limitation, analogous charter documents under applicable law.

1.11 “Closing” shall mean the consummation of all of the transactions as contemplated by Sections 2, 3 and 4.

“Closing Adjustment Amount” shall have the meaning given in Section 2.6(a). Closing Adjustment Amount shall only be a negative amount.

1.12 “Closing Balance Sheet” shall have the meaning given in Section 2.6(b).

1.13 “Closing Date” shall mean June 24, 2015, or such other date as may be agreed in writing by Purchaser and the Sellers’ Representative.

1.14 “Closing Net Asset Value” shall be the Net Asset Value of the Company set forth on the Closing Balance Sheet.

1.15 “Closing Net Asset Statement” shall be the statement on Closing Net Asset Value.

1.16 “Company Accounting Firm” means Daxin Certified Public Accountants.

1.17 “Company Common Shares” shall mean the common shares of the Company.

1.18 “Company Representor” or “Company Representors” shall have the meaning set forth in Section 6.1.

1.19 “CPA Firm” means such firm of independent certified public accountants of international recognition and standing, other than the respective auditors of Purchaser, Parent or the Company, as to which Sellers and Purchaser shall mutually agree.

1.20 “Debt” shall mean all Indebtedness of the Company for any borrowed money.

1.21 “Disclosure Schedule” shall have the meaning set forth in the introduction to Section 6.

1.22 “Distributor” shall mean any distributor of the relevant product/service of the Company, which purchases from the Company, and resell to end-customers, such product/service.

1.23 “Employee Plan” shall mean all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, all employment rules or regulations, employee handbook, and all employment, termination, severance or other contracts, agreements or commitments (whether written or otherwise) to which the Company is a party or otherwise obligated, with respect to which the Company has any obligation or which are established, adopted, maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company; provided, however, that the Employee Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which the Company has no present or potential liability.

1.24 “Employment Agreements” shall have the meaning set forth in Section 10.7.

1.25 “Encumbrance” shall mean any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), option, charge, encumbrance, claim, preferential arrangement or restriction of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

1.26 “Environmental Law” shall mean any Law relating to pollution, industrial hygiene, occupational safety conditions, environmental conditions, land use, water and air quality, Hazardous Materials and protection of the environment, health or safety (occupational, product related or otherwise).

1.27 “Escrow Account” shall mean the bank account that escrows Reserve Amount on the First Installment, Escrowed Tax, amount of Bridge Loan and Escrowed Parent ADS for Employee Stock Incentives and Escrowed Cash for Employee Stock Incentives, etc. as further defined under Escrow Agreement.

1.28 “Escrow Agreement” shall mean the agreement for setting up the Escrow Account.

1.29 “Escrowed Tax,” as it relates to any Seller, shall mean the amount of cash equal to twenty percent (20%) of any portion of the Purchase Price allocable to such Seller, subject to Schedules 2.3 and 2.4. In the event that such Seller or its beneficiary owner(s) fails to pay in full to the Tax Authority all due and payable tax with respect to the Restructuring and the Transaction within seven (7) calendar days after any payment of the Purchase Price is made, Parent or Purchaser shall have the right, but not the obligation, to use any or all of the Escrowed Tax to pay such due and payable tax to the Tax Authority on behalf of such Seller or its beneficiary owner(s). If Parent or Purchaser chooses to make the payment of such due and payable tax on behalf of such Seller or its beneficiary owner(s), such Seller shall bear (and shall cause its beneficiary owner(s) to bear) any and all costs incurred by Parent or Purchaser. Parent or Purchaser may also at its sole discretion choose not to make the payment of such due and payable tax on behalf of such Seller or its beneficiary owner(s). In any event, such Seller or its beneficiary owner(s) shall be solely liable for its tax liabilities with respect to the Restructuring or the Transaction and shall indemnify and hold harmless the Parent and Purchaser against and in respect of any such tax liabilities.

1.30 “Escrowed Parent ADS for Employee Stock Incentives” shall have the meaning illustrated in Schedule 2.3.

1.31 “Escrowed Cash for Employee Stock Incentives” shall have the meaning illustrated in Schedule 2.3.

1.32 “Exchange Act” shall mean the United States Securities and Exchange Act of 1934, as amended.

1.33 “FCPA” shall have the meaning set forth in Section 6.30.

1.34 “Financial Statements” shall mean the Audited Financial Statements, the Interim Financial Statements and the Projected Closing Balance Sheet, as updated.

1.35 “Group Companies” shall mean each of Hong Kong Entity, PRC Entity and the Company and any of their Subsidiaries.

1.36 “Governmental Authority” shall mean any PRC national, provincial or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body or other bodies which exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Law.

1.37 “Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

1.38 “Hazardous Materials” shall mean any substance, material or waste whether solid, liquid, gaseous or any combination of the foregoing which listed, defined, designated or otherwise classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, including, but not limited to, petroleum products, asbestos-containing materials, polychlorinated biphenyls, radon, urea formaldehyde insulation, and toxic mold.

1.39 “Hong Kong Entity” shall mean Frontier Data International Limited, a corporation incorporated and existing under the laws of Hong Kong.

1.40 “Indebtedness” shall mean, with respect to any Person; (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with PRC GAAP, recorded as capital leases; (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; and (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss; (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered); or (iv) otherwise to assure a creditor against loss, and all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including without limitation accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

1.41 “Intellectual Property” shall mean (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including without limitation any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) national and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application; (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including without limitation all marks registered in the State Intellectual Property Office of the PRC and in the trademark offices of other nations throughout the world, and all rights therein provided by international treaties or conventions; (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (f) computer software, including without limitation source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation; (g) trade secrets and confidential, technical and business information (including ideas, formulas, processes, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice); (h) whether or not confidential, technology (including know-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (i) copies and tangible embodiments of all the foregoing, in whatever form or medium; (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (k) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.

1.42 “Interim Financial Statements” shall mean the balance sheet and statement of income of the Company for the period from January 1, 2015 to February 28, 2015.

1.43 “Knowledge” when used with respect to the Company, means the actual or constructive knowledge, after due inquiry, of Sellers’ Representative, Zhen Zhou and Yong Yu.

1.44 “Law” shall mean any national, provincial, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

1.45 “Leased Real Property” shall mean the Real Property leased by the Company.

1.46 “Liabilities” shall mean any and all debts, liabilities and obligations of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, liquidated or unliquidated, or determined or determinable, including without limitation those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

1.47 “Licenses” shall have the meaning set forth in Section 6.29.

1.48 “Licensed Intellectual Property” shall mean all Intellectual Property licensed or sublicensed to any of the Group Companies from a third party.

1.49 “Losses” shall have the meaning set forth in Section 12.1.

1.50 “Material Adverse Effect” shall mean any circumstance, change in, or effect on the Business or the Company that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business or the Company: (a) is materially adverse to the Business, Assets, Liabilities, Prospects, results of operations or the condition (financial or otherwise) of the Company; or (b) would materially adversely affect the ability of Purchaser or the Company to operate or conduct the Business in the manner in which it is currently operated or conducted by Sellers or the Company, except for (i) any and all changes in general economic or political conditions, (so long as the Company is not disproportionately affected thereby), (ii) any and all matters affecting companies in the same or similar industries as the Business, and (iii) any effect of the public announcement of the transactions contemplated by this Agreement on customers or revenue of the Business.

1.51 “Material Contracts” shall mean the contracts and agreements (including without limitation oral and informal arrangements) of the Group Companies described in Section 6.15(a) or listed in Schedule 6.15(a), and all agreements relating to Intellectual Property set forth in Schedule 6.16(a).

1.52 “MOFCOM” means the Ministry of Commerce of PRC or its local counterpart in Shanghai, PRC.

1.53 “Net BVI-A First Installment,” “Net BVI-B First Installment,” “Net BVI-C First Installment,” “Net BVI-D First Installment,” “Net BVI-E First Installment,” “Net BVI-F First Installment” and “Net BVI-G First Installment” shall have their respective meanings set forth in Schedule 2.3.

1.54 “Net Assets” shall have that meaning as ascribed under PRC GAAP.

1.55 “Non-Competition Agreement” shall have the meaning set forth in Section 10.14.

1.56 “Non-Disclosure Agreement” shall mean the confidentiality clause in the Letter of Intent to Acquire Shannon Systems dated as of October 27, 2014.

1.57 “Opinion of Counsel” shall have the meaning set forth in Section 10.13.

1.58 “Onshore Shareholders” shall mean all shareholders (except for Shanghai Shanneng) of Shanghai Baocun and all shareholders of Shanghai Shanneng prior to the commencement of any steps in the Restructuring, as set forth in Schedule 1.58.

1.59 “Operation and Structure I” shall mean the operation and structure chart set forth in Schedule 1.59.

1.60 “Operation and Structure II” shall mean the operation and structure chart set forth in Schedule 1.60.

1.61 “Ordinary Course of Business” shall mean the ordinary course of business of the Company consistent with past industry custom and practice (including, if applicable, with respect to quantity, frequency and amount).

1.62 “Owned Intellectual Property” shall mean all Intellectual Property in and to which the Company holds, or has a right to hold such title and interest to Intellectual Property.

1.63 “Patents Assignment Agreement” shall have the meaning set forth in Section 10.10.

1.64 “Parent ADS” shall mean American Depositary Shares of Parent, representing four (4) Parent Ordinary Shares.

1.65 “Parent Ordinary Shares” means the ordinary shares of Parent par value US$0.01 per share.

1.66 “Party” shall mean any of the parties hereto, and “Parties” shall mean all of the parties hereto.

1.67 “Permits” shall mean all licenses, consents, exemptions, approvals, registrations, permits, certificates and other authorizations from or by any Governmental Authority, and applications therefor.

1.68 “Person” shall mean any individual, partnership, firm, corporation, association, foundation, trust, unincorporated organization or other entity, including without limitation any Governmental Authority.

1.69 “Pledged Shares” shall mean (i) 100% shares in BVI - A; (ii) 100% shares in the Company; (iii) 100% shares in the Hong Kong Entity; and (iv) 100% equity interest in the PRC Entity. The pledge of the Pledged Shares shall be consummated prior to any of BVI-B, BVI-C, BVI-D, BVI-E, BVI-F and BVI-G owns any shares in the Company. To avoid ambiguity, the pledge of the Pledged Shares shall be consummated during the period of time when BVI-A is the sole shareholder of the Company, the Company is the sole shareholder of the Hong Kong Entity and the Hong Kong Entity is the sole shareholder the PRC Entity.

1.70 “Post-Closing Adjustment Amount” shall have the meaning set forth in Section 2.6(f).

1.71 “PRC” means the People’s Republic of China.

1.72 “PRC Entity” shall mean Shanghai Baocun.

1.73 “PRC GAAP” shall mean generally accepted accounting principles and practices as in effect from time to time in the PRC.

1.74 “Projected Closing Balance Sheet” shall have that meaning set forth in Section 6.7(d).

1.75 “Prospects” shall mean events, conditions, facts, or developments that are known to any of the Group Companies and that in the reasonable course of events are expected to have a material effect on future operations of the Business as presently conducted by any of the Group Companies.

1.76 “First Installment” shall be US$53,500,000.

1.77 “Purchase Price” shall have the meaning set forth in Section 2.2.

1.78 “Purchased Shares” shall have the meaning set forth in Recital A.

1.79 “Real Property” shall mean the real property owned or leased by the Company.

1.80 “Reserve Amount on the First Installment” shall mean the amount up to US$1,000,000.

1.81 “Resignation Letter” shall have the meaning set forth in Section 10.12.

1.82 “Restructuring” shall mean a series of transactions carried out by the Sellers to reorganize the business of the Group Companies from the situation set forth in Operation and Structure I to Operation and Structure II, which only consist of the following transactions such that:

(1)	BVI-A holds of record and owns beneficially one hundred percent (100%) of the shares of the Company;

(2)	The Company holds of record and owns beneficially one hundred percent (100%) of the shares of the Hong Kong Entity;

(3)	The Hong Kong Entity holds of record and owns beneficially one hundred percent (100%) of the equity interest of Shanghai Baocun; and

(4)	The Sellers hold of record and own beneficially one hundred percent (100%) of the shares of the Company and each Seller owns the number of Company Common Share of the Company set forth opposite its respective name on Schedule A.

1.83 “RMB” means Renminbi, the official currency of the PRC.

1.84 “SAFE” means the State Administration of Foreign Exchange of PRC or its local counterpart in Shanghai, PRC.

1.85 “SAFE Registration” means any registration with respect to the Restructuring or any transaction contemplated hereunder.

1.86 “Second Installment (Conditional)” shall mean the amount up to US$3,000,000.

1.87 “Securities Act” means the United States Securities Act of 1933, as amended.

1.88 “SEC” shall mean the U.S. Securities and Exchange Commission.

1.89 “Seller Representor” or “Seller Representors” shall mean have the meaning set forth in Section 5.1.

1.90 “Sellers’ Objection” shall have the meaning set forth in Section 2.6(c).

1.91 “Sellers’ Representative” shall have the meaning set forth in the preamble to this Agreement.

1.92 “Shanghai Shanneng” shall mean Shanghai Shanneng Information Technology Co., Ltd., a corporation incorporated and existing under the laws of PRC.

1.93 “Shanghai Baocun” shall mean Shanghai Baocun Information Technology Co., Ltd., a corporation incorporated and existing under the laws of PRC.

1.94 “Share Pledge Agreement” shall have the meaning set forth in Section 10.16.

1.95 “Subsidiary” shall mean with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which: (a) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership); or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

1.96 “Tangible Personal Property” shall have the meaning set forth in Section 6.18.

1.97 “Target Net Asset Value” shall have the meaning set forth in Section 2.6(a).

1.98 “Tax” shall mean, whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, rates and levies, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any Person and all penalties, charges, costs and interest relating thereto.

1.99 “Tax Authority” shall mean any tax authority or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax.

1.100 “Third Installment (Conditional)” shall mean the amount up to US$1,000,000.

1.101 “Transaction” shall have the meaning set forth in Recital B.

1.102 “Trust” shall have the meaning set forth in Section 3.3(d).

1.103 “U.S. GAAP” shall mean generally accepted accounting principles and practices as in effect from time to time in the United States.

2. Purchase of Purchased Shares

2.1 Purchase and Sale of Purchased Shares. At the Closing and on the terms and subject to the conditions set forth in this Agreement, Sellers shall sell and deliver to Purchaser, and Purchaser shall purchase from Sellers and pay therefor, the Purchased Shares, free and clear of any and all Encumbrances and in suitable form for transfer to Purchaser.

2.2 Purchase Price. In consideration for the sale and transfer of the Purchased Shares pursuant to Section 2.1 above, subject to the satisfaction of the terms and conditions set forth in this Agreement Purchaser hereby agrees to pay to Sellers for the Purchased Shares a total consideration amounting to US$57,500,000 (“Purchase Price”), consisting of, subject to all deductions set forth hereunder, in particular, those under Schedules 2.3 and 2.4, (a) US$40,392,500 (a) (the “Cash Purchase Price”); (b) the amount of Parent ADS worth US$13,107,500 (the “ADS Purchase Price”); and (c) US$4,000,000 which are earnouts in the form of Second Installment and Third Installment. The allocation of the Purchase Price to each Seller is described in Schedule 2.2. The number of Parent ADS issuable to any Seller as any portion of ADS Purchase Price shall be determined by (x) dividing such portion of ADS Purchase Price allocable to such Seller by the number of Company Common Shares held by such Seller; and (y) taking the quotient derived from (x) and dividing that by US$28.8155.

2.3 Payment at Closing. Subject to the terms and conditions set forth in this Agreement, payment of such portion of the Purchase Price at Closing (“First Installment”) shall be made in accordance with Schedule 2.3. The Escrowed Parent ADS for Employee Stock Incentives shall come from BVI-A First Installment. The Escrowed Cash for Employee Stock Incentives shall come from BVI-B First Installment.

2.4 Post-Closing Payment. Subject to the terms and conditions set forth in this Agreement, the Second Installment (Conditional) and Third Installment (Conditional) shall be made in accordance with Schedule 2.4.

2.5 Escrowed Tax. Escrowed Tax will be deducted, as further specified under Schedules 2.3 and 2.4, from the Purchase Price and will be handled in accordance with Section 1.29.

2.6 Adjustment.

(a) At least two (2) days prior to the Closing, Sellers shall prepare, or cause to be prepared, and deliver to Purchaser an updated Projected Closing Balance Sheet as of June 30, 2015 or such other date that the parties agree in writing (which shall be prepared in accordance with the Group Companies’ current accounting methods, policies, practices and procedures under PRC GAAP and in the same manner, with consistent classification and estimation methodology, as the Audited Financial Statements were prepared). The Cash Purchase Price shall be decreased by the amount (“Closing Adjustment Amount”) equal to the amount that the Net Assets in such updated Projected Closing Balance Sheet are less than RMB29,025,000 (“Target Net Asset Value”). A statement which illustrates such Target Net Asset Value is attached hereto as Exhibit 2.6(a). The Closing Adjustment Amount shall be expressed in US$ based on a US$/RMB exchange rate as of the date the updated Projected Closing Balance Sheet is delivered. If the Closing Adjustment Amount is less than US$200,000, no decrease to the Cash Purchase Price will be made.

(b) As soon as practicable, but in no event more than sixty (60) days, following the Closing, Purchaser shall prepare, or cause to be prepared, and deliver to the Sellers’ Representative the closing balance sheet of the Group Companies as of June 30, 2015 or such other date the parties agree in writing (“Closing Balance Sheet”), which shall be prepared in accordance with the Group Companies’ current accounting methods, policies, practices and procedures under PRC GAAP and in the same manner, with consistent classification and estimation methodology, as the Audited Financial Statements were prepared. The Closing Balance Sheet shall be accompanied by a report of the Group Companies Accounting Firm to the effect that the Closing Balance Sheet has been prepared in accordance with PRC GAAP and in the manner required by this Section 2.6. Upon completion of the Closing Balance Sheet, Purchaser shall derive the Closing Net Asset Value from the Closing Balance Sheet, and deliver such calculation and the Closing Net Asset Statement to the Sellers’ Representative.

(c) Each of the Sellers shall complete its review of the Closing Balance Sheet and Purchaser’s calculation of the Closing Net Asset Value within thirty (30) days after delivery thereof to the Sellers’ Representative by Purchaser. If the Sellers’ Representative disputes all, any part or basis of the Closing Net Asset Statement, the Sellers’ Representative shall, on or before the last day of such 30-day period, so inform Purchaser in writing (the “Sellers’ Objection”), setting forth a description of the basis of the Sellers’ determination and proposed adjustments to the Closing Net Asset Statement and the corresponding adjustments to the Closing Net Asset Value that the Sellers’ Representative believes should be made. If no Sellers’ Objection is received by Purchaser on or before the last day of such 30-day period, then the Closing Net Asset Value set forth on the Closing Net Asset Statement delivered by Purchaser shall be final, conclusive and binding upon the Parties. Purchaser shall have thirty (30) days from its receipt of the Sellers’ Objection to review and respond to the Sellers’ Objection.

(d) If Purchaser and the Sellers’ Representative are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in the Sellers’ Objection within forty-five (45) days following Purchaser’s receipt of the Sellers’ Objection, they shall refer any remaining disagreements to the CPA Firm, which, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with Section 2.6(a), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Net Asset Statement and the Closing Net Asset Value require adjustment. Purchaser and the Sellers’ Representative shall instruct the CPA Firm to deliver its written determination to Purchaser and the Sellers’ Representative no later than 30 days after the remaining differences underlying the Sellers’ Objection are referred to the CPA Firm. The CPA Firm’s determination shall be final, conclusive and binding upon Purchaser and the Sellers. The fees and disbursements of the CPA Firm shall be borne equally by Purchaser and the Sellers. Purchaser and Sellers shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the Closing Net Asset Statement and the Sellers’ Objection and all other items reasonably requested by the CPA Firm in connection therewith.

(e) Sellers shall have full access to all information used by Purchaser in preparing the Closing Net Asset Statement, including the work papers of its accountants (to the extent permitted by such accountants).

(f) The Purchase Price shall be further adjusted on a post closing basis, if the absolute value of the Closing Adjustment Amount is further increased. If the amount of difference is less than US$50,000, using the US$/RMB exchange rate as of the date the Closing Balance Sheet is delivered, no adjustment to the Purchase Price will be made. To the extent an adjustment (“Post-Closing Adjustment Amount”) is required by this Section 2.6(f), appropriate pro-rata adjustments using the US$/RMB exchange rate as of the date the Closing Balance Sheet is delivered shall be made to the Second Installment and Third Installment described in Schedule 2.4.

2.7 Delivery of Shares; Remittance of Consideration. At the Closing, each Seller shall surrender such certificates representing Purchased Shares or other documentation to Parent or Purchaser together with such other duly executed documentation as may be reasonably required by Parent, Purchaser and its counsel to effect a transfer of such Purchased Shares to Purchaser. In addition, any Seller that will receive Parent ADS in the transaction shall be required to execute a counterpart of the Investment Agreement pursuant to Section 4.1 and such other documentation as may be reasonably required by Parent’s share transfer agent.

2.8 Further Adjustment. Parent or Purchaser shall have the right, but not the obligation, to use any or all of the Escrowed Tax to pay such tax or withhold such amount for the tax authorities on behalf of the Sellers, their beneficiary owners and the Onshore Shareholders in accordance with Section 1.29. If Purchaser or Parent commences any Action against Sellers, Sellers’ beneficiary owners, Onshore Shareholders, Group Companies, or Sellers’ Representative under this Agreement, Purchaser shall be entitled to withhold any amount claimed under such Action against any due and payable Purchase Price, Escrowed Tax, Escrowed Parent ADS for Employee Stock Incentives, Escrowed Cash for Employee Stock Incentives, Reserve Amount on the First Installment, Second Installment and Third Installment, or any other payments/benefits payable under this Agreement upon a settlement or final adjudication under such Action, and according to such settlement or adjudication, (a) if Sellers, Sellers’ beneficiary owners, Onshore Shareholders, Group Companies or Sellers’ Representative are required to pay any amount to Purchaser or Parent, and Purchaser or Parent shall have the right to set off such settlement amount or adjudicated amount against any Purchase Price, Escrowed Tax, Escrowed Parent ADS for Employee Stock Incentives, Escrowed Cash for Employee Stock Incentives, Reserve Amount on the First Installment, Second Installment and Third Installment, or any other payments/benefits payable under this Agreement; or (b) if Sellers, Sellers’ beneficiary owners, Onshore Shareholders, Group Companies or Sellers’ Representative are not required to pay any amount to Purchaser or Parent, then Purchaser or Parent shall pay such amount according to this Agreement.

3. Closing

3.1 Place of Closing. The Closing shall be effected at the offices of K&L Gates LLP, Suite 3708, Park Place, 1601 Nanjing Road West, Jing An District, Shanghai 200040, PRC, or such other place as may be agreed in writing by Purchaser and the Sellers’ Representative, on or before the Closing Date.

3.2 Effectiveness of the Closing. The Closing will be effective as of the close of business on the Closing Date, provided that all of the transactions contemplated by Sections 2 and 3 (other than Section 2.6(b)) have been consummated.

3.3 Seller’s Obligation at Closing. On the Closing Date, Sellers shall deliver to Purchaser:

(a) the Purchased Shares;

(b) the certificates, opinions and other documents required under this Agreement, including those set forth in Section 10;

(c) such additional documents as shall be reasonably required to consummate the Transaction; and

(d) transfer of the Escrowed Parent ADS for Employee Stock Incentives and Escrowed Cash for Employee Stock Incentives to a trust established by BVI-A with a trustee acceptable to Purchaser and Parent pursuant to a trust deed in form and substance approved by Purchaser and Parent (“Trust”).

3.4 Purchaser’s Obligation at Closing. On the Closing Date, Purchaser shall deliver to Seller:

(a) Payment of the Net BVI-A First Installment, Net BVI-B First Installment, Net BVI-C First Installment, Net BVI-D First Installment, Net BVI-E First Installment, Net BVI-F First Installment and Net BVI-G First Installment as set forth in Schedule 2.3.

3.5 Documents. On the Closing Date, as described in Section 2.7, Sellers shall deliver to Purchaser the original share certificates, if any, representing the Purchased Shares, in suitable form for transfer, and the Parties shall exchange and deliver the certificates, opinions and other documents required under this Agreement, together with such other documents as Purchaser’s counsel and Sellers’ counsel shall deem necessary to effect the Closing.

4. Parent ADS

4.1 Issuance. On or prior to the Closing Date, the certain Sellers as set forth on Schedule 2.2 shall execute and deliver to Parent, and Parent shall execute and deliver to each such Seller, the investment agreement under which Parent shall issue and sell to such Seller, and such Seller shall subscribe for and purchase the Parent ADS as described in Section 2.2. Parent shall deliver Parent ADS to the Sellers in the amount set forth on Schedule 2.2. The investment agreement, a form of which is attached hereto as Exhibit 4.1, shall provide for a lock-up period of such Parent ADS of (i) five (5) years from the Closing in the case of a recipient of Parent ADS as Purchase Price; and (ii) three (3) years from the granting in the case of all other recipients of Parent ADS. Certificates representing the Parent ADS issuable pursuant to this Section 4.1 shall be issued in the form of book entry on behalf of each respective recipient, on the stock transfer ledger of Parent’s share transfer agent and depositary.

4.2 Restrictions on Transfer; Legends. Share certificates representing Parent ADS issued pursuant to this Agreement will contain customary legends restricting the transfer of the Parent ADS, including the restrictions described in Section 4.1 and Parent will notify its transfer agent of such restrictions; which legends will be removed from an Parent ADS certificate at the request of the relevant holder thereof in connection with the proposed transfer thereof, including, in the case of the Securities Act legend, receipt by Parent of an opinion of counsel, in form and substance satisfactory to Parent, or a no-action letter from the SEC addressed to Parent, to the effect that registration under the Securities Act is unnecessary in respect of such proposed transfer, in reliance upon SEC Rule 144 or 145 or such other available exemption under the Securities Act, and that such legend is not required by law to appear on such certificate.

5. Representations and Warranties of Sellers and Sellers’ Representative As of the date of this Agreement, each Seller and Sellers’ Representative shall severally and jointly, represent and warrant to, and agree with (and shall cause the Subsidiaries and Onshore Shareholders to severally and jointly, represent and warrant to, and agree with) Purchaser and Parent as follows:

5.1 Organization, Authority and Qualification of Sellers and Subsidiaries. Each of the Sellers, Sellers’ Representative and Onshore Shareholders (each a “Seller Representor” and collectively, “Seller Representors”) has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it will become a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Seller Representor will become a party have been or will be duly executed and delivered by Seller Representor and (assuming due authorization, execution and delivery by Purchaser and Parent or such other parties thereto) this Agreement and the Ancillary Agreements, when executed and delivered, will constitute legal, valid and binding obligations of Seller Representor enforceable against Seller Representor in accordance with their terms. Seller Representor has not taken any action to rescind its power-of-attorney agreement with the Sellers’ Representative.

5.2 Ownership of the Purchased Shares. Schedule A accurately and correctly sets out the Purchased Shares which will be owned by each Seller immediately prior to the Closing. All of the Purchased Shares to be owned by such Seller are free and clear of any Encumbrances. The Purchased Shares will represent the entire interest of such Seller in the Company, as the case may be, and Seller has no other interest in the Company, as the case may be, contingent or otherwise.

5.3 No Conflict. The execution, delivery and performance of this Agreement by Seller Representor (a) does not and will not violate, conflict with or result in the breach of any provision of the articles of incorporation (or similar organizational documents), if any, of Seller Representor; (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 5.4, does not and will not conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Seller Representor; or (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 5.4 or required to be made or obtained by Purchaser, Parent, the Group Companies, does not and will not conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on such Purchased Shares as held by Seller Representor pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, sublicense, Permit, franchise or other instrument or arrangement to which Seller Representor is a party or by which any of the Purchased Shares is bound or affected, other than as set forth on Schedule 5.4 and, in the case of clauses (b) and (c), conflicts, breaches, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, impair or delay Seller Representor’s ability to perform its obligations hereunder.

5.4 Consents and Approvals. Except as set forth on Schedule 5.4, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Seller Representor do not and will not require any consent, approval or authorization of, filing with or notification to any Governmental Authority, creditor or other Person, other than, in the case of Sections 5.3(b) and (c) above, conflicts, breaches, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, impair or delay Seller Representor’ ability to perform its obligations hereunder.

5.5 Brokers. No broker or finder is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller Representor.

5.6 Residency. Seller is not a U.S. Person, as such term is defined under Rule 902(k) of Regulation S, promulgated under the Securities Act.

5.7 Taxes. Onshore Shareholders have paid all taxes in all applicable jurisdictions related to the Restructuring prior to Closing. Sellers or its beneficiary owners will pay all taxes in all applicable jurisdictions related to the transaction contemplated hereunder with twenty (20) days following Closing.

6. Representations and Warranties of the Group Companies.

Except as set forth in a correspondingly numbered schedule (the “Disclosure Schedule”) delivered to Purchaser and Parent dated as of the date of this Agreement, each of the Group Companies represents and warrants to, and agree with (and shall cause the Seller Representors to severally and jointly, represent and warrant to, and agree with), Purchaser and Parent as follows:

6.1 Organization, Authority and Qualification of the Company. Each of the Group Companies and Sellers (each a “Company Representor” and collectively, “Company Representors”) is a limited liability corporation duly incorporated and validly existing under the laws of its respective jurisdiction and has all necessary power and authority to own, operate or lease the Assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party. All corporate actions taken by the Company Representor have been duly authorized, and the Company Representor has not taken any action that in any material respect conflicts with, constitutes a default under or results in a violation of any provision of its memorandum of association (or similar organizational documents). A true and correct copy of the memorandum of association (or similar organizational documents) of the Company Representor, as in effect on the date hereof, has been delivered by the Company Representor to Purchaser or Parent.

6.2 Capital Stock of the Group Companies. Schedule A contains a true and accurate listing of all issued and outstanding shares of the Company immediately prior to the Closing. The Purchased Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and constitute all of the issued and outstanding shares of the applicable Company Representor. None of the Purchased Shares was issued in violation of any preemptive rights. Schedule A lists all of the outstanding Company Options that have been issued by the Company and not exercised as of the date hereof. Except for such options, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the shares of the Company Representor or obligating Company Representor to issue or sell any shares of, or any other interest in, the Group Companies. There are no outstanding contractual obligations of the Company Representor to repurchase, redeem or otherwise acquire any of the Purchased Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.3 Subsidiaries. Except as set forth in Schedule 6.3, the Company Representor has no subsidiaries or branches and representative offices, proprietary interests or investments in securities, other than those held from time to time as short-term investments for the utilization of idle cash, and does not control, through stock ownership or otherwise, any corporation, partnership, joint venture, unincorporated association or other business entity.

6.4 Corporate Books and Records. The minute books of the Company Representor contain accurate records of all meetings and accurately reflect all other corporate actions and decisions taken or subsequently ratified by the Company Representor’s members, board of directors of the Company Representor in all material respects. Complete and accurate copies of all such minute books and of the register of equity interests of the Company Representor have been provided by the Company Representor to Purchaser or Parent.

6.5 No Conflict. The execution, delivery and performance of this Agreement by the Company Representor (a) does not and will not violate, conflict with or result in the breach of any provision of the articles of incorporation (or similar organizational documents) of the Company Representor; (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 6.5, does not and will not conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Assets, Business, the Company Representor; or (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 6.5 or required to be made or obtained by Purchase or Company Representor, does not and will not conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Shares or on any of the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, sublicense, Permit, franchise or other instrument or arrangement to which the Company Representor is a party or by which any of the Purchased Shares or any of such Assets is bound or affected other than, in the case of clauses (b) and (c) above, conflicts, breaches, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not have, individually, or in the aggregate, a Material Adverse Effect.

6.6. Consents and Approvals. The execution, delivery and performance of this Agreement by the Company Representor does not and will not require any consent, approval, permit, authorization, filing or notification to any Governmental Authority, creditor or other Person, except as set forth in Schedule 6.6, all of which shall be acquired or made, as the case may be, prior to the Closing Date.

6.7 Financial Statements and Books and Records.

(a) True and complete copies of the Audited Financial Statements and the Interim Financial Statements have been delivered by the Company Representor to Purchaser and are attached hereto as Schedule 6.7(a). The Audited Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and Subsidiaries; (ii) present fairly the financial condition and results of operations of the Company and Subsidiaries as of the respective dates thereof or for the respective periods covered thereby; (iii) have been prepared in accordance with PRC GAAP applied on a basis consistent with the past practices of the Company and Subsidiaries; and (iv) include all adjustments that are necessary for a fair presentation of the consolidated financial condition of the Company and Subsidiaries and the results of the operations of the Company and Subsidiaries as of the respective dates thereof or for the respective periods covered thereby; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments and the absence of notes.

(b) The books of account and other financial records of the Company and Subsidiaries (i) accurately reflect in all material respects items of income and expense and all Assets and Liabilities required to be reflected therein in accordance with PRC GAAP applied on a basis consistent with the past practices of the Company and Subsidiaries; (ii) are complete and correct in all material respects, and do not contain or reflect any material inaccuracies, discrepancies or deficiencies; and (iii) have been maintained in accordance with good accounting practices in all material respects.

(c) There has been no change in Company’s and Subsidiaries’ accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Financial Statements, other than as set forth in the Financial Statements. Schedule 6.7(c) lists, and the Company Representor has delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K promulgated by the SEC) effected by Company and Subsidiaries since December 31, 2014. Except as set forth in the Financial Statements, there are no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are required to be shown in the Financial Statements in accordance with PRC GAAP. Except as disclosed in the Financial Statements, Company Representor is not a guarantor or indemnitor of any indebtedness of any other Person.

(d) Attached as Schedule 6.7(d) is the “Projected Closing Balance Sheet” for the Company and Subsidiaries as of June 30, 2015 based on an assumed Closing Date of June 24, 2015, and reasonable assumptions relating to the operation of the business conducted by the Company and Subsidiaries between the date of this Agreement and the Closing Date which shall be prepared on a basis consistent with the Audited Financial Statements and Interim Financial Statements.

6.8 No Undisclosed Liabilities. Except as set forth on Schedule 6.8, there are no Liabilities of the Company Representor, other than the Liabilities reflected or reserved against on the Financial Statements and Liabilities that have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business. Reserves are reflected on the Financial Statements against all Liabilities of the Company Representor in amounts that have been established on a basis consistent with the past practices of the Company Representor and in accordance with PRC GAAP applied consistently during the periods indicated. Other than as reflected on the Financial Statements, there are no contracts, agreements, transactions or obligations among Company Representors and Seller Representors. The Company Representor has paid all dividends or other distributions, if any, that are or may become payable with respect to the shares of preferred stock of the Company Representor for the periods preceding the Closing Date.

6.9 Accounts Receivable. Except to the extent, if any, reserved for on the Financial Statements or set forth on Schedule 6.9, all accounts receivable reflected on the Financial Statements and all accounts receivable existing on the Closing Date have arisen from the sale of goods or services in the Ordinary Course of Business and, except for those accounts receivable that have been collected, constitute only valid, undisputed claims of the Company Representor which are not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued or returns in the Ordinary Course of Business. Except as set forth on Schedule 6.9, all accounts receivable reflected on the Financial Statements or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Financial Statements), unless already collected, are or will be as of the Closing Date good and collectible, without resort to litigation or extraordinary collection activity, within ninety (90) days after the Closing Date.

6.10 Permits. Schedule 6.10 describes all material Permits from Governmental Authorities necessary to conduct the Business, all of which have been secured and are valid and in full force and effect and there is no Action which would or is reasonably likely to, result in the suspension, cancellation, modification or revocations of any of its Permits. None of such Permits shall be invalidated or become voidable as a result of the consummation of the transactions contemplated hereby. No consent, approval or notice is necessary in connection with the consummation of the transactions contemplated hereby in order to maintain in full force and effect all of such Permits. The Company Representors are in material compliance with the terms and conditions of all such Permits. Except as specified on Schedule 6.10, all such Permits are renewable in the Ordinary Course of Business.

6.11 Conduct in the Ordinary Course of Business; Absence of Certain Changes, Events and Conditions. Since September 30, 2014, the Business has been conducted in the Ordinary Course of Business. As amplification and not limitation of the foregoing, since September 30, 2014, except as disclosed on Schedule 6.11:

(a) Company Representor has not been served notice of any failure to pay any creditor any amount owed to such creditor when due;

(b) Company Representor has not redeemed any of the membership interests or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company, Subsidiaries or otherwise;

(c) Company Representor has not issued or sold any membership interests, notes, bonds or other securities of the Company, or any option, warrant or other right to acquire the same, or any other interest in the Company;

(d) Company Representor has not failed to maintain the Assets in accordance with good business practice and in good operating condition and repair;

(e) Company Representor has not incurred, or guaranteed, any Indebtedness in excess of RMB1,000,000 individually or RMB2,000,000 in the aggregate;

(f) Company Representor has not suffered any Material Adverse Effect;

(g) Company Representor has not agreed, whether in writing or otherwise, to take any of the actions specified in this Section 6.11 or make any commitment with respect to any of the actions specified in this Section 6.11, except as expressly contemplated by this Agreement;

(h) Company Representor has not made any increase in the compensation or benefits payable or to become payable to any employee of the Company;

(i) Company Representor has not made any sale, transfer or disposal or purchase of properties or assets with a value in excess of RMB1,000,000 other than in the Ordinary Course of Business; or

(j) Company Representor has not made any payment or distribution of any funds or assets of the Company Representor or any other affiliate or Sellers’ Representative other than payments for goods and services (including employment) by the Company to Seller Representors or an affiliate based on arms-length transactions.

6.12 Customers, Distributors and Suppliers. Schedule 6.12 contains a true and complete list of all customers, distributors, representatives and agents of the Company Representor and a description of their respective relationships with the Company Representor. Schedule 6.12 contains a true and complete list of all Persons who provided goods or services to the Company or the Subsidiaries in the twelve (12) month period ended as of the date of this Agreement to which the Company Representor paid, is committed to pay, or could become committed to pay RMB1,000,000 (or its equivalent in another currency) or more since the beginning of such period. The Company Representor’s relations with the foregoing Persons are good and, except as described in Schedule 6.12, there are no disputes between the Company Representor and any of such Persons pending or, to the best Knowledge of the Company Representor, threatened. All contracts with the foregoing Persons are in full force and effect in accordance with their terms, and there are no defaults or assertions of default thereunder. Since January 1, 2014, Company Representor has not received any notice from any customer, supplier or distributor that such customer, supplier or distributor, as the case may be, intends to discontinue or substantially curtail purchasing from, selling to or distributing for the Company Representor’s Business.

6.13 Related Party Transactions. Except as set forth in Schedule 6.13 or as contemplated by this Agreement, no employee, officer, shareholder, partner, or director of any Company Representor has any interest in any of the Assets or is a party to any agreement, commitment or lease with the Company Representor or affecting the Business or the Assets.

6.14 Litigation. Except as set forth in Schedule 6.14, there are no Actions by or against the Company Representor (or by or against Sellers and relating to the Business or the Company Representor), or affecting any of the Assets, pending before any Governmental Authority (or, to the Knowledge of the Company Representor, threatened to be brought by or before any Governmental Authority) nor are there any investigations, disciplinary proceedings or other circumstances likely to lead to such an Action. There is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding, or to the Company Representor’s Knowledge, threatened, against the Company Representor or any person for whose acts or defaults it may be vicariously liable. Neither the Company Representor nor the Assets are subject to any Governmental Order (or, to the Knowledge of the Company Representor, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect.

6.15 Material Contracts.

(a) Schedule 6.15(a) lists the following Material Contracts:

(i) each contract and agreement for the purchase or sale of technologies, materials or personal property with any supplier or for the furnishing of services to the Company, or otherwise related to the Business under the terms of which the Company Representor or Seller Representor: (A) is likely to pay or otherwise give consideration of more than RMB1,000,000 in the aggregate during the calendar year ending December 31, 2014; (B) is likely to pay or otherwise give consideration of more than RMB1,000,000 in the aggregate over the remaining term of such contract; (C) cannot cancel such contract or agreement without penalty or further payment and without more than thirty (30) days’ notice; or (D) resulting in payment to and from the Company Representor or Seller Representor of more than RMB1,000,000 during the calendar year ending December 31, 2014;

(ii) all franchise, broker, distributor, dealer, manufacturer’s representative, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company Representor or Seller Representor is a party;

(iii) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company Representor or Seller Representor is a party and which are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(iv) all contracts and agreements relating to Indebtedness of the Company Representor or Seller Representor;

(v) all contracts and agreements with any Governmental Authority to which the Company is a party and such Governmental Authority is a direct party;

(vi) all contracts and agreements that limit or purport to limit the ability of the Company Representor to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii) all contracts and agreements between or among the Company Representors and Seller Representors or their affiliates;

(viii) all contracts and agreements providing for benefits under any Employee Plan;

(ix) all leases and subleases pertaining to each parcel of the Leased Real Property, including (A) the street address of each parcel of Leased Real Property, (B) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (C) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property, and (D) the current use of each such parcel of Leased Real Property; and

(x) all other contracts and agreements whether or not made in the Ordinary Course Of Business, which are material to the Company Representor, or the conduct of the Business or the absence of which would have a Material Adverse Effect.

(b) Each Material Contract is valid and binding on the respective parties thereto and is in full force and effect, and the consummation of the transactions contemplated by this Agreement does not and will not result in any Material Contract not being valid, binding, or in full force or effect. The Company Representor or Seller Representor is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not individually or in the aggregate have a Material Adverse Effect. To the Knowledge of Company Representor or Seller Representor, no other party to any Material Contract is in material breach thereof or material default thereunder. There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Assets, other than in the Ordinary Course of Business.

(c) None of the Material Contracts contains a Change of Control clause which would, due to the consummation of the Transaction, result in Company Representor or Seller Representor’s paying any damages or penalties to other contracting parties to those Material Contracts or entitle such other contracting parties to terminate such Material Contracts.

6.16 Intellectual Property.

(a) Schedule 6.16(a) sets forth (i) a true, correct and complete list and a brief description of all Owned Intellectual Property, including a complete identification of each patent and patent application and each registration or application for registration thereof; and (ii) a true, correct and complete list and a brief description of all Licensed Intellectual Property, other than any software that is generally available on standard terms for less than US$1,000 per copy, seat, CPU or named user. The rights of the Company Representor or Seller Representor in or to such Owned Intellectual Property and Licensed Intellectual Property do not conflict with or infringe on the rights of any other Person, and none of any of the Company Representor or Seller Representor has received any claim or written notice from any Person to such effect.

(b) The Company Representors have delivered to Purchaser true, correct and complete copies of the registrations for Owned Intellectual Property and agreements pursuant to which the Licensed Intellectual Property identified on Schedule 6.16(a)(ii) have been licensed or sublicensed to the Company Representor or Seller Representor.

(c) The Company Representor or Seller Representor owns all Owned Intellectual Property free and clear of any Encumbrance, other than any non-exclusive licenses granted by the Company Representor or Seller Representor in the ordinary course of business. The Company Representor or Seller Representor has the right, pursuant to valid and enforceable licenses, to use the Licensed Intellectual Property in the manner in which the Licensed Intellectual Property is currently being used. No Actions have been made or asserted or are pending (and, to the Knowledge of the Company Representor, no Action has been threatened) against the Company Representor or Seller Representor either (i) based upon or challenging or seeking to deny or restrict the use by the Company Representor or Seller Representor of any of the Owned Intellectual Property or the Licensed Intellectual Property; or (ii) alleging that any Owned Intellectual Property or Licensed Intellectual Property is being licensed, sublicensed or used in violation of patents, copyrights or trademarks or any other rights of any Person. No Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Owned Intellectual Property or the Licensed Intellectual Property that is exclusively licensed to the Company Representor or Seller Representor or that infringe upon the Owned Intellectual Property or the Licensed Intellectual Property that is exclusively licensed to the Company Representor or Seller Representor or upon the rights of the Company Representor or Seller Representor. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or Licensed Intellectual Property or any of the rights of the Company Representor or Seller Representor in any of the Owned Intellectual Property or Licensed Intellectual Property.

(d) The Owned Intellectual Property and the Licensed Intellectual Property described in Schedule 6.16(a) constitute all of the Intellectual Property used or held or intended to be used by the Company Representor or Seller Representor, and there are no other items of Intellectual Property that are material to the Company Representor or Seller Representor.

(e) To the Knowledge of the Company Representor, there is no reason that would prevent any pending applications to register trademarks, service marks or copyrights or any pending patent applications from being granted.

(f) No product or service of the Company Representor or Seller Representor infringes or has infringed or otherwise violates or has violated the intellectual property rights of any other Person, and no Actions have been made or asserted or are pending (and, to the Knowledge of the Company Representor, no Action has been threatened) against the Company Representor or Seller Representor alleging that any product or service of the Company Representor or Seller Representor infringes or violates the intellectual property rights of any other Person except as set forth on Schedule 6.16(f).

6.17 Real Property. The Company Representor does not own any Real Property. The Company Representor does not lease any Real Property except as specified on Schedule 6.17. The Company Representor has valid and outstanding leasehold interests in all Real Property that it leases from others and the improvements situated thereon, all of which are listed and identified on Schedule 6.17. The Company Representor’s use and occupation of such Real Property and the improvements thereon comply in all material respects with the applicable Law, including zoning regulations and building codes.

6.18 Tangible Personal Property. Schedule 6.18 lists each item of tangible personal property with a value (as determined in accordance with PRC GAAP) over RMB1,000,000 (the “Tangible Personal Property”) used in the Business or owned or leased by the Company Representor. The Company Representor has good and marketable title, or valid and effective leasehold rights in the case of leased property, to all Tangible Personal Property, free and clear of all Encumbrances except as specifically listed on Schedule 6.18. The Tangible Personal Property is in good repair and operating condition, normal wear and tear and required maintenance (which has heretofore been regularly performed) excepted.

6.19 Inventories. The inventories of the Company Representor, if any, reflected on the Audited Financial Statements and on the Interim Financial Statements are stated at not more than the lower of cost or market, with adjustments for obsolete or otherwise not readily marketable items. All of the inventories of the Company Representor are usable or saleable in the Ordinary Course of Business and are fit for the purpose for which they were intended except as set forth in the Financial Statements except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Audited Financial Statements and on the Interim Financial Statements.

6.20 Assets.

(a) The Company Representor owns, leases or has the legal right to use all the properties and assets, including without limitation the Owned Intellectual Property, the Licensed Intellectual Property, the Leased Real Property and the Tangible Personal Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company Representor and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company Representor or in or relating to the conduct of the Business (all such properties, assets and contract rights being the “Assets”). The Company Representor has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except as disclosed on Schedule 6.20(a).

(b) The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in the Business. At all times since the date of the Interim Financial Statements, the Company has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the continued conduct of the Business, subject to normal wear and tear.

(c) The consummation of the transactions contemplated by this Agreement will not result in the incurrence of any penalty or other adverse consequence with respect to the Company Representor’s respective interest in the Assets or the ownership or possession of any documents, books, records, agreements and financial data of any sort used by the Company Representor in the conduct of the Business.

6.21 Employee Benefit Matters. The Company Representor has made available prior to the date of this Agreement copies of all Employee Plans. No event has occurred and there exists no condition or set of circumstances in connection with which the Company Representor could be subject to any material Liability under the terms of such Employee Plans or under the Law, except those Liabilities that have accrued in the Ordinary Course of Business but are not due pursuant to the terms of any Employee Plan. Except as contemplated in this Agreement or any Ancillary Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with a series of related events, will (i) result in any material payment (including without limitation severance, unemployment compensation or otherwise) becoming due under any Employee Plan; (ii) increase the benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment, vesting or funding of any material benefits under any Employee Plan; or (iv) affect in any material respect any Employee Plan’s current treatment under any Laws.

6.22 Labor Matters. The Company Representor is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company Representor, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could materially affect the Company Representor. There are no controversies, strikes, slowdowns, lock-outs or work stoppages pending or, to the Knowledge of the Company Representor, threatened between the Company Representor and any of the employees, and the Company Representor has not experienced any such controversy, strike, slowdown, lock-outs or work stoppage within the past three (3) years. The Company Representor is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including without limitation those related to wages, hours and collective bargaining, and is not liable for any arrears of wages, taxes, allowances, benefits, severance pay, penalties or other sums for failure to comply with any of the foregoing. The Company Representor has paid in full to all current and former directors, officers and employees or adequately accrued for in accordance with PRC GAAP all wages, salaries, commissions, bonuses, benefits allowances, severance pay and other compensation due to or on behalf of the current and former directors, officers and employees. The Company Representor is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There are no Actions that have been asserted or is now pending or, to the Knowledge of the Company Representor, threatened with respect to the Company Representor for unfair labor practices, payment of withholding taxes, payment of wages, salary or severance, safety and health standards or discrimination in employment practices. The Company Representor has made all required contributions, concerning national pension, national medical insurance, worker’s compensation insurance, unemployment insurance and other mandatory social security matters.

6.23 Taxes. Since the date of the Company Representor’s organization under the Law of its respective jurisdiction, all returns and reports in respect of Taxes required to be filed with respect to the Company Representor have been timely filed. All Taxes required to be shown on such returns and reports or otherwise due have been timely paid. All such returns and reports are true, correct and complete in all material respects. No adjustment relating to such returns has been proposed formally or informally by any Tax Authority and the Company Representor is not (i) a party to any agreement, arrangement or election with any Tax Authority and (ii) liable for Taxes in relation to transfer pricing. There are no pending or, to the Knowledge of the Company Representor, threatened Actions for the assessment or collection of Taxes against the Company Representor. The Company Representor is not subject to any material additional unpaid Tax investigation and, to the Company Representor’ knowledge, there are no facts which are likely to cause an investigation to be launched and no notices of any dispute regarding material Tax receivable from the Company Representor have been served or made. There are no tax liens on any Assets other than for Taxes not yet due. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company Representor. On the Financial Statements, reserves and allowances have been provided adequate to satisfy all Liabilities for Taxes relating to the Company Representor as of the date thereof (without regard to the materiality thereof). The Company Representor has taken all reasonable steps to comply with, and to cause their shareholder to comply with, any applicable rules and regulations of the PRC Tax authority, including taking reasonable steps to require their members to complete any registration and other procedures required under applicable rules and regulations of the PRC Tax authority.

6.24 Insurance. The Company Representor maintains insurance policies consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company Representor. A list of such insurance policies (including the policy number, the amount of coverage, the type of insurance, insurance carrier, annual premium, date of expiration, and any pending claims or contributions thereunder which are material to Company Representor) is contained on Schedule 6.24.

6.25 Environment.

(a) The Company Representor has not engaged in or permitted, and to the Knowledge of the Company Representor, no previous owner, tenant, occupant or user of any parcel of the Real Property has engaged in or permitted, any operations or activities upon, or any use or occupancy of, any parcel of the Real Property (or any portion thereof) for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about any parcel of the Real Property, or transported any Hazardous Materials to, from or across any parcel of the Real Property.

(b) To the Company Representor’s Knowledge, no Hazardous Materials are presently constructed, deposited, stored or otherwise located on, under, in or about any parcel of the Real Property.

(c) The Company Representor is in compliance with, and there are no existing violations by the Company Representor under, all applicable Environmental Laws (including, without limitation, OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and its Supplement on Tin, Tantalum, and Tungsten) in all material respects, and no investment or expense is required by the Company Representor in order to maintain such compliance.

(d) The Company Representor has obtained all Permits and filed all notices which are required to be obtained or filed by it or those engaged by it for use of the Assets and the conduct of the Business under applicable Environmental Laws, and there has been no change in the facts and circumstances reported or assumed in the application for or granting of such Permits.

(e) The Company Representor is in compliance in all material respects with all terms and conditions of such required Permits, including without limitation filing all notices, reports and other statements which are required to be obtained or filed under such Permits.

(f) To the Company Representor’s Knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with the Environmental Laws, or which may give rise to any statutory Liability, or otherwise form the basis of any Action under any Environmental Laws, based on or related to the manufacture, processing, distribution, use, treatment, storage, presence, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials.

6.26 Product Liability and Product Warranty. Schedule 6.26 contains a true and complete description of (i) all warranties granted or made with respect to products sold, or services rendered, by the Company Representor; and (ii) the Company Representor’s product liability and product warranty experience since its organization. Except as set forth in Schedule 6.26, the Company Representor has not suffered any product liability or product warranty claims. To the Knowledge of the Company Representor, the Company Representor has not distributed, supplied or sold products which are or are likely to become or are alleged to be faulty, defective or which do not comply with any representations or warranties expressly or impliedly made by the Company Representor. The Company Representor has or has had, during the last three (3) years before the Closing Date, any liability, whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced prior to the Closing, or services rendered prior to the Closing, and to the Company Representor’s Knowledge, there is no basis for any present or future Actions against the Company Representor giving rise to any such liability, including any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by the Company Representor, nor is there any basis for present or future recall of any such products.

6.27 Loan Agreements. Details (including the amount of principal and interest outstanding) of all financial or credit facilities which on the Closing will remain outstanding or available to the Company Representor are set forth on Schedule 6.27 and there are no circumstances other than the transactions contemplated by this Agreement, whereby the continuation of any such financial or credit facilities might cease or be prejudiced, or which may give rise to any alteration in the terms and conditions of any of the such financial or credit facilities.

6.28 Brokers. No broker or finder is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company Representor.

6.29 Compliance with Laws; Licenses. Except as would not have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the businesses of each of the Company Representors and Seller Representors have not been, since December 31, 2012, and are not being conducted in violation of any applicable United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, decree, or treaty provision applicable to the Company Representors and Seller Representors, or any judgment, agency requirement license or permit of any Governmental Authority. No investigation, audit or review by any Governmental Authority with respect to the Company Representors and Seller Representors is pending or, to the Knowledge of the Company Representor, threatened, nor has any Governmental Authority notified the Company Representors and Seller Representors of its intention to conduct the same, except for (i) such investigations, audits or reviews that would not have, individually or in the aggregate, a Material Adverse Effect and/or (ii) any investigation or review related to the Merger. As of the date hereof, neither the Company Representor nor Seller Representor has received any written notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof. The Company Representor and the Seller Representor each has made applications for or obtained, renewed and is in compliance with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Authority (“Licenses”) necessary to conduct its business in all material respects as presently conducted, except as would not have, individually or in the aggregate, a Material Adverse Effect.

6.30 Certain Practices. Except as would not have, individually or in the aggregate, a Material Adverse Effect, neither the Company Representor nor the Seller Representor is subject to any pending or, to the Knowledge of the Company Representor, threatened, investigation by any other Governmental Authority in the PRC or elsewhere pursuant to applicable anti-corruption Laws (including the PRC Law on Anti-Unfair Competition enacted on September 2, 1993, if applicable, and the Interim Rules on Prevention of Commercial Bribery enacted by the PRC State Administration of Industry and Commerce on November 15, 1996, if applicable) with respect to corrupt practices in the procurement by Governmental Entities or any other entities. Neither the Company Representor nor the Seller Representor has, nor, to the Knowledge of the Company Representor, has any officer or employee of the Company Representor and the Seller Representor, been convicted of any violation of such anti-corruption Laws. To the Knowledge of the Company Representor, neither the Company Representor nor the Seller Representor has solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated such anti-corruption Law. Neither the Company Representor nor the Seller Representor, nor, to the Knowledge of the Company Representor, any director, officer, agent, employee or affiliate of the Company Representor and the Seller Representor, has taken any action, directly or indirectly, that could result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company Representors and the Seller Representors have, to the Knowledge of the Company Representor, conducted their businesses in compliance with the FCPA in all material respects.

6.31 Full Disclosure. To the Company Representor’s Knowledge, there are no any facts pertaining to the Company Representor and the Seller Representor or the Business which materially adversely affect the Company Representor and the Seller Representor or the Business or which are reasonably likely in the future to have a Material Adverse Effect on the Company Representor and the Seller Representor or the Business and which have not been disclosed in this Agreement, the Schedules hereto or the Financial Statements or otherwise disclosed to Purchaser in writing.

7. Representations and Warranties of Purchaser and Parent

As of the date of this Agreement, Purchaser and Parent represent and warrant to, and agree with, Sellers and the Company as follows:

7.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong, with full power and authority to conduct its business in the manner in which it has been conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, with full power and authority to conduct its business in the manner in which it has been conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party. Purchaser and Parent are duly qualified to do business in, and are in good standing under the laws of, each jurisdiction in which the property owned or leased by them or the nature of their businesses requires such qualification, except where the lack of such qualification would not have a material adverse effect on the business, assets or liabilities of Purchaser or Parent.

7.2 Authority. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and Parent have been duly authorized by all necessary corporate action. This Agreement and each Ancillary Agreement, when executed and delivered by Purchaser and Parent, shall be legal, valid and binding obligations of Purchaser and/or Parent, enforceable against it or them, as the case may be, in accordance with the terms hereof and thereof.

7.3 Capitalization and Ordinary Shares.

The authorized share capital of Parent consists 500,000,000 shares, of which 135,622,076 have been designated and issued as Parent Ordinary Shares as of December 31, 2014. As of the date hereof, Parent has no shares of preferred stock either designated or outstanding. All of the outstanding shares of the capital stock of Parent have been duly authorized and validly issued, and are fully paid and non-assessable. To the Knowledge of Parent, the outstanding shares of capital stock and other equity interests of Parent are not subject to any voting trust arrangement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other equity interests. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of such stock or other equity interests of Parent. Prior to the Closing, Parent will have taken all necessary action to permit it to issue or otherwise deliver the Parent ADS to be delivered in connection with the transactions contemplated hereby. The Parent ADS, when issued and delivered by Parent as described herein and in the Investment Agreements, will be duly authorized, validly issued, fully paid, nonassessable and free and clear of any and all Encumbrances and in suitable form for transfer and no Person will have any preemptive right of subscription or purchase or any other right in respect thereof.

7.4 No Conflict. The execution, delivery and performance of this Agreement by Purchaser or Parent does not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation (or similar organizational documents), if any, of Purchaser or Parent; (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Purchaser or Parent; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Ordinary Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, sublicense, Permit, franchise or other instrument or arrangement to which such Seller is a party or by which any of the Purchased Shares is bound or affected, other than, in the case of clauses (b) and (c), conflicts, breaches, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, impair or delay Purchaser’s or Parent’s ability to perform its obligations hereunder.

7.5 Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by Purchaser or Parent from, or to be given by Purchaser or Parent to, or made by Purchaser or Parent with, any Governmental Authority, except as set forth on Schedule 7.5.

7.6 Brokers. No broker or finder is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Parent.

7.7 Investigation and Evaluation. Purchaser and Parent acknowledge that (a) they are experienced in the operation of the type of business conducted by the Company, and (b) they and their directors, officers, attorneys, accountants and advisors have been given a full opportunity to examine the books, records and other information with respect to the Company and ask questions of the Company.

7.8 SEC Filings; Financial Statements.

(a) Parent has timely filed, in all material respects, all forms, reports, schedules, statements and other documents required to be filed by it during the twelve (12) months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, and including any such reports filed subsequent to the date hereof (the “Parent SEC Reports”) with the SEC. The Parent SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not, and will not (with respect to the Parent SEC Reports filed after the date hereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report that was superseded by subsequent Parent SEC Reports.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated subsidiaries included or incorporated by reference in the Parent SEC Reports have been prepared in accordance with U.S. GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly the financial position, results of operations and cash flows of Parent and its consolidated subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

7.9 Litigation. There are no Actions by or against Parent or Purchaser, or affecting their respective assets, pending before any Governmental Authority (or, to the Knowledge of Parent and Purchaser, threatened to be brought by or before any Governmental Authority), which, individually or in the aggregate, would impair or delay the ability of Parent or Purchaser to effect the Closing. Neither Parent nor Purchaser is subject to any Governmental Order or award, injunction or decree of any arbitrator or arbitrators that, individually or in the aggregate, would impair or delay the ability of Parent or Purchaser to effect the Closing.

7.10 Undisclosed Liabilities. Neither Purchaser nor Parent has any material liability of any nature, whether accrued, absolute, or contingent, other than (a) liabilities that are properly and accurately reflected (or adequately reserved against) on their consolidated balance sheets, (b) liabilities incurred in the Ordinary Course since December 31, 2013, or (c) liabilities incurred in the Ordinary Course that are not required to be reflected in the balance sheets under U.S. GAAP.

7.11 Absence of Changes. Since December 31, 2013, there has not been any material change in the financial condition, properties, assets, liabilities, business or operations of Purchaser or Parent which change by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course, has had or will have a material adverse effect thereon.

7.12 Availability of Funds. Through Parent, Purchaser has available, and will have available on the Closing Date, sufficient funds to enable Purchaser to consummate the Transaction and to pay all of the Cash Consideration plus, as applicable, the Incentive Amount and Reserve Amount. No action or proceeding has been commenced by or against Purchaser under any bankruptcy Law of any relevant jurisdiction for the relief of debtors or for the enforcement of the rights of creditors.

7.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 7, Parent and Purchaser are making no other express or implied representation or warranty on behalf of the Company.

8. Covenants of Sellers and the Company

8.1 Conduct of Business. Between the date hereof and the Closing Date the Sellers and Company shall and shall cause Seller Representors, Company Representors and Onshore Shareholders to:

(a) conduct the Business only in the usual and Ordinary Course of Business;

(b) refrain from amending the articles of incorporation (or equivalent) of the Company Representor or its internal rules or regulations;

(c) refrain from making any material change in its accounting practices or procedures other than changes required by PRC GAAP;

(d) except as required by Law, not take any action that would render, or which reasonably may be expected to render, any representation or warranty made by the Company Representor in this Agreement untrue at the Closing;

(e) refrain from (i) making any purchases, sales or transfers of any material properties; (ii) entering into any Material Contracts or commitments; (iii) mortgaging, pledging, subjecting to lien or otherwise encumbering any of its material Assets; and (iv) borrowing or lending any funds;

(f) refrain from incurring any Liabilities other than those that are in the Ordinary Course of Business, but in any event not to exceed, in the aggregate or in an amount, RMB1,000,000; provided that for any Liabilities exceeding, in the aggregate or in an amount, RMB650,000, a prior written notice should be given to Parent and Purchaser;

(g) except as required by Law, refrain from making any change in the compensation or benefit payable or to become payable to any of its employees or agents or making any new bonus payment or arrangement or benefit to or with any of them;

(h) have in effect and maintain at all times all insurance now in force as described in Schedule 6.24;

(i) file with the relevant PRC authorities, including without limitation, SAFE, MOFCOM, administration of industry and commerce and tax authorities, with respect to the Restructuring and the Transaction;

(j) take any and all remedial actions, reasonably acceptable to counsel to the Purchaser, with regards to PRC labor contract rules;

(k) except as contemplated by this Agreement, refrain from changing the authorized stock capital of the Company Representor, from declaring, setting aside or paying any dividend or other distribution with respect to the capital stock, or from directly or indirectly redeeming, purchasing or otherwise acquiring any additional equity membership interests or effecting a split, reclassification or other change in or of any of its equity capital; and

(l) use commercially reasonable efforts to preserve the Business organization intact, to keep available the services of its present officers and employees and to make no changes therein, and to preserve the goodwill of all suppliers, customers, sales representatives and others having business relations with the Company Representor.

8.2 Access. From the date of this Agreement through the Closing Date, the Sellers and Company shall allow Purchaser’s representatives, attorneys and accountants reasonable access during normal business hours upon reasonable notice to the records and files, audits and properties of the Company Representors as well as all information relating to taxes, commitments, contracts, titles and financial condition of, or otherwise pertaining to, the business and affairs of the Company Representors. From the date hereof, the Sellers and Company will use commercially reasonable efforts to cause accountants of Company Representors to cooperate with Purchaser and its accountants in making available all financial information concerning the Company Representors as is requested, and Purchaser and its accountants shall have the right to examine all working papers pertaining to examinations of the Company Representors, or preparation of its reports, by its accountants, provided, however, that in no event shall Purchaser have access to any information that (i) based on advice of Sellers’ counsel, would create any potential Liability under applicable Laws or (ii) in the reasonable judgment of the Seller, would (A) result in the disclosure of any trade secrets of third parties or (B) violate any obligation of Company Representors or Seller Representors with respect to confidentiality; provided, further, that in connection with (ii) above, if such information in question is set forth in a Material Contract, the Company Representor shall provide Purchaser with a summary of the material terms of such Material Contract, together with such additional information reasonably requested by Parent to satisfy its due diligence investigations, but in recognition of the confidential nature of such agreement. All requests for information made pursuant to this Section 8.2 shall be directed to Xueshi Yang or such Person or Persons as may be designated by the Sellers’ Representative. All information received pursuant to this Section 8.2 shall be governed by Section 15.17 and the Non-Disclosure Agreement.

8.3 Authorizations. The Company Representors and Seller Representors shall use commercially reasonable efforts and shall cause Subsidiaries and Onshore Shareholders to obtain all Permits, including, but not limited to any that would be issued by the SAFE, MOFCOM, administration of industry and commerce and tax authorities necessary to allow the consummation by Sellers of the transactions contemplated hereby and the Restructuring.

8.4 Conditions. Sellers and the Company will use their commercially reasonable efforts to cause the conditions set forth in Section 10 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

8.5 Tax Filing and Tax Payment. Sellers shall (and shall cause the their beneficiary owners and Onshore Shareholders to) complete tax filing with and make full tax payment to the tax authorities at all applicable jurisdictions with respect to any transaction contemplated hereunder within twenty (20) days following the Closing Date. In the event that the Sellers, their beneficiary owners and the Onshore Shareholders fail to do so, Parent or Purchaser shall have the right, but not the obligation, to use any or all of the Escrowed Tax to pay such tax to the tax authorities on behalf of the Sellers, their beneficiary owners and the Onshore Shareholders. If Parent or Purchaser chooses to make the payment of such tax on behalf of the Sellers, their beneficiary owners and the Onshore Shareholders, the Sellers shall bear (and shall cause their beneficiary owners and the Onshore Shareholders to bear) any and all costs incurred by Parent or Purchase. Parent or Purchaser may also be free to choose not to make the payment of such tax on behalf of the Sellers, their beneficiary owners and the Onshore Shareholders. In any event, Sellers, their beneficiary owners and the Onshore Shareholders shall be solely responsible for their tax liabilities with respect to the Restructuring or the transaction contemplated hereunder and shall indemnify and hold harmless the Parent and Purchase against and in respect of any such tax liabilities.

8.6 No Shop. Between the date of this Agreement and the Closing Date, or unless earlier terminated in accordance with this Agreement, none of the Company Representors, Seller Representors, Onshore Shareholders or any of their respective officers, directors, affiliates, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, any Person or group of Persons (other than Purchaser) concerning any sale or other disposition of the Purchased Shares, Business or the Assets (other than sales of inventory in the Ordinary Course of Business) or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek any of the foregoing. Company Representors, Seller Representors and Onshore Shareholders shall promptly communicate to Purchaser in writing the terms of any proposal or contract which they may receive in respect of any such transaction.

9. Covenants of Purchaser and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Parent and Purchaser agree to bear the following obligations:

9.1 Conditions. Purchaser and Parent will use their commercially reasonable efforts to cause the conditions set forth in Section 11 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

9.2 Authorizations. Each of Purchaser and Parent shall use commercially reasonable efforts to obtain all Permits, if any, necessary to allow the consummation by Purchaser or Parent, respectively, it of the transactions contemplated hereby.

9.3 Employees. Provided that there is no breach of the terms and conditions of this Agreement by any of the Sellers who is an employee of the Group Companies, each of the employees of the Company will continue as an employee after the Closing Date, on substantially the same terms and conditions as he or she was employed immediately prior to the Closing Date. For a period of 12 months following the Closing, each employee will receive base compensation and benefits no less than the base compensation and benefits (or in the case of commissioned employees, not less than the commission structure) provided to such employee by the Company immediately prior to the Closing Date. Notwithstanding anything to the contrary, terms and conditions of the employment and compensation and benefits may be modified in the future at the discretion of Purchaser or Parent based on Purchaser’s or Parent’s compensation and benefits policies, the operational performance, financial results of the Parent, the Group Companies, or market conditions.

9.4 Listing of Additional Shares. Prior to the Closing Date, Parent shall file, if necessary, with the Nasdaq Global Market a Notification Form for Listing of Additional Shares with respect to the Parent ADS to be issued pursuant to the Investment Agreements, and shall ensure that the ADS program with the Bank of New York provides for sufficient number of Parent ADS representing such Parent ADS, in addition to the number of Parent ADS representing all of Parent Ordinary Shares issued and outstanding at such time.

10. Conditions for the Benefit of Purchaser and Parent All obligations of Purchaser and Parent to take the actions required to be taken by them at Closing are subject to the fulfillment or waiver, in whole or in part, of each of the following conditions on or before the Closing Date:

10.1 Representations and Warranties. Subject to additions and deletions occurring in the Ordinary Course of Business, none of which individually or in the aggregate shall have had a Material Adverse Effect, all representations and warranties made by Seller Representors and the Company Representors herein shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date, with the same force and effect as though such representations and warranties had been made as of the Closing Date, except for such inaccuracies of representations or warranties which, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Disclosure Schedule made or purported to have been made after the execution of this Agreement and all “Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). In addition, all representations and warranties made by Sellers in the Investment Agreement shall be true and correct in all material respects as of the Closing Date. In connection therewith, Seller Representors and Company Representors shall deliver to Parent and Purchaser a certificate to such effect on the Closing Date.

10.2 Fulfillment of Covenants. All of the covenants, terms and conditions of this Agreement to be complied with by Seller Representors and Company Representors on or before the Closing Date shall have been complied with in all material respects. In connection therewith, the Seller Representors and Company Representors shall deliver to Parent and Purchaser a certificate to such effect on the Closing Date.

10.3 Corporate Actions of Purchaser. Purchaser shall have obtained all necessary approvals of its board of directors for the consummation of the Transaction.

10.4 Third Party Authorizations. All authorizations, consents, waivers, orders, filings and approvals of all Governmental Authorities and all third party consents, in each case necessary for the consummation of the transactions contemplated by this Agreement, as set forth in Schedule 6.6, shall have been obtained or filed or have occurred and such authorizations, consents, waivers, orders, filings and approvals have not been amended, modified or revoked in any manner, and remain in full force and effect, and no Governmental Authority shall have made any objection to Purchaser third parties with respect to the legal authority of the Group Companies to engage in the Business (or any material portion thereof) or of the Sellers, Purchaser or their Affiliates or designees, to own or engage in the Business.

10.5 Permits. Seller Representors and Company Representors shall have received all Permits necessary to validly sell and assign the Purchased Shares to Purchaser and to otherwise perform its obligations under this Agreement.

10.6 Consummation of Restructuring. The Restructuring shall have been consummated and evidenced by delivery to Purchaser of:

(a) Charter Documents of the Group Companies updated to show the transactions contemplated under the Restructuring;

(b) inquiry evidence with National Enterprise Credit Information Inquiry System (at http://gsxt.saic.gov.cn/) to show the shareholding structure as indicated in Operation and Structure II;

(c) SAFE Registrations of the PRC Entity updated to show the shareholding structure as indicated in Operation and Structure II;

(d) proof, in the form and substance to the satisfaction of Purchaser or Parent, of full payment of proceeds incurred in the Restructuring including payment to Onshore Shareholders and Shanghai Shanneng in consideration of all equity interest in the PRC Entity;

(e) proof, in the form and substance to the satisfaction of Purchaser or Parent, of full payment of tax by Onshore Shareholders and shanghai Shanneng to the Tax Authority in all applicable jurisdictions with respect to the Restructuring;

(f) other licenses, permits and certifications of the Hong Kong Entity and PRC Entity updated to reflect the shareholding structure as indicated in Operation and Structure II; and

(g) a complete and accurate list of all documents, agreements, corporate records, Charter Documents, or submissions to any Government Authority and approvals, arising from, relating to or required to effect the Restructuring, including but not limited to those set forth in Sections 10.6(a) to (f), shall be in a form and substance satisfactory to Purchaser.

10.7 Employment Agreements. Messrs. Xueshi Yang, Zhen Zhou and Yong Yu shall each have executed an employment agreement in form and substance satisfactory to Purchaser, a form of which attached hereto as: Exhibit 10.7(a), Exhibit 10.7(b), and Exhibit 10.7(c) respectively (collectively, the “Employment Agreements”), and neither of such individuals have taken any action to rescind such acceptance of continued employment, contingent on the Closing. The Employment Agreements will contain certain terms relating to employment together with certain lock-up provisions relating to the Parent ADS issued to such individuals pursuant to Section 4.1.

10.8 Investment Agreements. The Sellers receiving Parent ADS shall have executed and delivered to Parent the investment agreement pursuant to Section 4.1, and such investment agreement shall remain in full force and effect at the Closing Date.

10.9 Consensus; Preferred Conversion; Stock Options. Holders of One Hundred percent (100%) of the Purchased Shares and the Company shall have (i) executed this Agreement and not taken any action to rescind their execution or (ii) executed a binding power of attorney in favor of the Sellers’ Representative for his execution on their behalf.

10.10 Assignment of Patents. Those individuals set forth on Schedule 10.10 shall have executed and delivered to Parent a patent assignment agreement in the form attached hereto as Exhibit 10.10 (the “Patents Assignment Agreement”) under which such individual shall have assigned all of his or her rights and interests in and to the patents described in Schedule 10.10 to the Company or Subsidiaries, as designated prior to the Closing by Parent or Purchaser.

10.11 Proprietary Information and Inventions Agreement. All employees of the Company Representors shall have executed an inventions assignment agreement substantially in the form attached hereto as Exhibit 10.11 (the “Proprietary Information and Inventions Agreement”).

10.12 Resignation of Directors and Statutory Auditor. All existing members of the board of directors and the statutory auditor of the Company Representors shall have submitted their respective resignations in the form attached hereto as Exhibit 10.12 (the “Resignation Letter”). Purchaser will have received the Resignations of all of the members of the board of directors and the statutory auditor of the Company Representors.

10.13 Opinion of Counsel. Purchaser shall have received the opinion, in form and substance acceptable to Purchaser and Parent, of Deheng Shanghai Law Office, Leung & Wan and Maples & Calder, counsels for Sellers, the Company and Subsidiaries, dated as of the Closing Date, which opine issues listed in the Outline of Issues to be Opined On by Sellers’ Counsel and Forms attached hereto as Exhibit 10.13 (the “Opinion of Counsel”).

10.14 Non-Competition Agreements. Parent shall have received an executed Non-Competition Agreement from each of the persons listed in Schedule 10.14 which Non-Competition Agreements shall be substantially in the form attached hereto as Exhibit 10.14 (the “Non-Competition Agreement”).

10.15 Bridge Loan. Parent or Purchaser shall have received an executed bridge loan agreement for the Bridge Loan, which bridge loan agreement shall be substantially in the form attached hereto as Exhibit 10.15 (the “Bridge Loan Agreement”). BVI-A shall have injected proceeds of the Bridge Loan to the Company in exchange for additional shares in the Company. The Company shall have lent the proceeds of Bridge Loan to the Hong Kong Entity in the form of intra-company lending. The Hong Kong Entity shall have fully paid Onshore Shareholders and Shanghai Shanneng using the proceeds of the Bridge Loan in exchange all equity interest in the PRC Entity.

10.16 Share Pledge. Parent or Purchaser shall have received an executed Share Pledge Agreement for the pledge of the Pledged Shares to secure the Bridge Loan, which Share Pledge Agreement shall be substantially in the form attached hereto as Exhibit 10.16 (the “Share Pledge Agreement”).

10.17 Due Diligence. The due diligence on the Group Companies shall have been completed and Purchaser shall have been reasonably satisfied with the results thereof.

10.18 Other Documents. Parent or Purchaser shall have received:

(a) instruments of transfer of the Company duly executed by the Sellers as the registered holder thereof in favor of the Purchaser with the relative certificates in respect of the Company Shares;

(b) contract notes recording the sale and purchase of the Company duly executed by the Sellers thereof in favor of the Purchaser;

(c) a cashier’s order or banker’s draft made out by Sellers to the relevant Government Authority for any documentary or stamp duty or fee payable upon the sale and purchase of the Company;

(d) such waivers, consents or other documents as Purchaser may reasonably require to give Purchaser good title to the Company Shares free from all Encumbrances and third party rights of any kind and/or to enable Purchaser to become the registered holder(s) thereof; and

(e) powers of attorney or other signing authority, if applicable, on terms reasonably satisfactory to Purchaser under which any of the documents referred to in sub-sections (a) to (d) above is executed.

10.19 Non-breach. None of the agreements and contracts contemplated hereunder, including, but not limited to, the Ancillary Agreements, has been breached by any of the Seller Representors or Company Representors. Seller Representors or Company Representors’ breach of any those agreements shall be deemed constituting a breach of this Agreement.

10.20 Trust. The Trust has been duly established and transfer of the Escrowed Parent ADS for Employee Stock Incentives and Escrowed Cash for Employee Stock Incentives to the Trust has been consummated.

10.21 Closing Obligations. All of the obligations under Section 3.3 have been performed by Sellers.

11. Conditions for the Benefit of Sellers

All obligations of Sellers hereunder to take the actions required to be taken by them at the Closing are subject to the fulfillment or waiver, in whole or in part, of each of the following conditions on or before the Closing Date:

11.1 Representations and Warranties. All representations and warranties made by Purchaser and Parent herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as though such representations and warranties had been made as of the Closing Date. In connection therewith, Parent and Purchaser shall deliver to Sellers’ Representative a certificate to such effect on the Closing Date.

11.2 Fulfillment of Covenants. All of the covenants, terms and conditions of this Agreement to be complied with by Purchaser and/or Parent on or before the Closing Date shall have been complied with in all material respects. In connection therewith, Parent and Purchaser shall deliver to the Sellers’ Representative a certificate to such effect on the Closing Date.

11.3 Approvals and Consents. Purchaser shall have obtained, given or made any and all of the consents and approvals (other than those to be obtained, given or made after the Closing).

11.4 Employment Agreement. Purchaser shall have executed each of the Employment Agreements and have not taken any action to terminate, cancel, amend or modify such agreement, contingent on the Closing.

11.5 Non-Competition Agreements. Parent shall have executed the Non-Competition Agreements described in Section 10.14.

11.6 Investment Agreements. Parent shall have executed and delivered to the Sellers on Schedule 4.1 the investment agreement pursuant to Section 4.1, and such investment agreement shall remain in full force and effect at the Closing Date.

11.7 Bridge Loan. The Bridge Loan has been executed, is binding and effective to BVI-A and has been secured by the Pledged Shares and the personal guarantee of Xueshi Yang and Lu Xia.

12. Indemnification

12.1 Indemnification by the Sellers and Sellers’ Representative for Representations and Warranties and Covenants of the Company Representors and Seller Representors. Subject to the limitations set forth in this Section 12, the Sellers and Sellers’ Representative shall jointly and severally indemnify and hold harmless the Purchaser, Parent and Company Representors, against and in respect of any and all Liabilities, losses, damages, claims, costs and expenses, including without limitation reasonable attorneys’ fees (collectively, the “Losses”) imposed on, sustained, incurred or suffered by Purchaser or Parent, whether in respect of third-party claims against any of the Group Companies, the Company Representors, the Purchaser or Parent, claims among the Parties, or otherwise, arising out of, resulting from, or due to (i) any breach of or inaccuracy in any representation or warranty set forth in Sections 5 and 6 for the period such representation or warranty survives or (ii) any breach, violation or non-fulfillment of any covenant or agreement of the Company Representors or Seller Representors contained in this Agreement; provided, however, that each Seller and Sellers’ Representative shall be severally, and not jointly, liable for such portion of the Losses arising out of, resulting from or due to the foregoing, as exceeding the actual amount in the Escrow Account; provided, however, subject to the provisions of hereunder, that such amount shall not exceed US$53,500,000, except in the case of fraud, willful misconduct, intentional misrepresentation, willful misapplication, misappropriation, theft or tortuous conversion where (1) the Sellers and Sellers’ Representative shall be jointly and severally liable for any amount exceeding the actual amount in the Escrow Account and (2) there is no limitation on the amount of liability to be borne by the Sellers and Sellers’ Representative.

12.2 Claim for Indemnification. Sellers shall be given prompt written notice of each claim for indemnification under this Section 12, stating the basis for the claim and the amount thereof, to the extent that such amount has been determined at the time when such notice is given. The Sellers’ Representative shall be given prompt notice of and shall then have the right to contest, negotiate or settle any such claim or demand through counsel of their own selection, satisfactory to Purchaser and Parent and solely at their own cost, risk, and expense. Notwithstanding the preceding sentence, the Company Representors or Seller Representors shall not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Purchaser and Parent, which consent shall not be unreasonably withheld or delayed. By way of illustration and not limitation it is understood that Purchaser and Parent may object to a settlement or compromise which includes any provision which in its reasonable judgment may have an adverse impact on or establish an adverse precedent to Purchaser and Parent or any of its subsidiaries. If the Sellers’ Representative fails to give written notice to Purchaser and Parent of their intention to contest or settle any such claim or demand within twenty (20) calendar days after Purchaser and Parent has notified the Sellers’ Representative that any such claim or demand has been made in writing and received by Purchaser and Parent, or if any such notice is given but any such claim or demand is not promptly contested by the Sellers’ Representative, Purchaser and Parent shall have the right to take on the defense of such third party claim and to satisfy and discharge the same by payment, compromise, or otherwise. The Company Representors, Seller Representors, Purchaser and Parent agree to cooperate and make available to Sellers all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with Sellers’ defense against any such claim.

12.3 Right of Set-Off. Purchaser shall have a right to set off any amounts owed under this Section 12 against any amounts payable out of the Reserve Amount on First Installment, Second Installment Third Installment, Escrowed Tax or Escrowed Parent ADS for Employee Stock Incentives and Escrowed Cash for Employee Stock Incentives.

13. Survival of Representations, Warranties, Covenants and Indemnification Obligations

13.1 General. Subject to Section 13.2, all representations, warranties, covenants and indemnification obligations of the Sellers contained in this Agreement, or made pursuant hereto, shall survive the Closing and any investigation at any time made by or on behalf of any other Party for a period of twenty-four (24) months after the Closing Date; provided, however, that the breaches of representations, warranties covenants and indemnification obligations relating to fraud and as to the representations and warranties contained in Sections 7.1 and 7.2 shall not terminate but shall continue indefinitely. If any such claim shall have been made in writing and in accordance with the provisions of Section 13 prior to such expiration, such expiration shall not affect or in any way impair the rights of a Party to indemnification in respect of the particular matter as to which the claim was made, whether or not the amount of indemnification to which a Party is entitled in respect of such matter shall have been determined prior to such expiration.

13.2 Survival of Tax Liabilities. Sellers’ indemnification obligations with respect to Losses that result as a result of a breach of Section 5.7 and Section 6.23 relating to Taxes shall survive indefinitely the Closing Date and any investigation of Purchaser.

14. Term and Termination.

14.1 Term. This Agreement shall become effective from the date on of its execution by all parties hereto.

14.2 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Parent, Purchaser, the Company, Sellers and the Sellers’ Representative; or

(b) subject to Section 15.3(b), by either Purchaser or the Sellers’ Representative by giving written notice of such termination to the other Parties, if the Closing shall not have occurred on or prior to September 30, 2015 so long as the terminating Party is not in material breach of its obligations under this Agreement.

14.3 Effects of Termination. In the event of the termination of this Agreement in accordance with Section 14.2, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Parties, except for the obligations of the Parties contained in this Section 14.3 and in Section 15 (and any related definitional provisions set forth in Section 1), and except that nothing in this Section 14.3 shall relieve any Party from liability for any breach of this Agreement that arose prior to such termination, for which liability the provisions of Section 12 shall remain in effect in accordance with the provisions and limitations of such section.

15. Miscellaneous

15.1 Commission. Sellers shall indemnify and hold harmless Purchaser and Parent against and with respect to any and all Losses (including without limitation reasonable attorneys’ fees) arising out of or due to any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby claimed by any Person retained or employed by Sellers and any and all Actions, demands, assessments or judgments, costs and expenses incidental to the foregoing.

15.2 Election of Remedies. Any waiver of any condition of Closing shall constitute an election of remedies, and the Party waiving such condition shall have no claim for any breach of this Agreement to the extent of such waiver.

15.3 Expenses; Break-up Fees.

(a) Except as provided below in this Section 15.3(a), each Party shall bear its own expenses (including without limitation legal and accounting fees) incurred in connection with the preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby unless specifically provided otherwise in this Agreement or any Ancillary Agreement. For avoidance of doubt, all financial advisor, legal and accounting fees and expenses of the Company, Subsidiaries and Sellers shall be set forth as current liabilities on the Company Closing Balance Sheet and taken into account in the calculation of the Closing Adjustment Amount and/or Post-Closing Adjustment Amount. Fees and expenses of counsel and advisers to Parent and Purchaser incurred in connection with the preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby shall be paid at Closing as negative adjustments to the cash payments otherwise payable to Sellers on a pro rata basis as set forth on Schedule 2.3. If BVI-A does not have sufficient cash for these negative adjustments, the negative adjustments applicable to BVI-A shall be made against cash payments otherwise payable to BVI-B.

(b) In the event that this Agreement is terminated by the Company, Sellers or Sellers’ Representative prior to the Closing, absent a material breach of the representations and warranties and covenants of Parent or Purchaser, Company shall pay to Parent or Purchaser US$2,000,000. In addition, in the event that this Agreement is terminated by the Parent or Purchaser prior to the Closing, absent (i) a material breach of the representations and warranties and covenants of the Company or any Seller or (ii) the reasonable determination, after completion of its due diligence investigation, that there exists a material deficiency in the assets constituting the Business, Parent or Purchaser shall pay to the Company US$2,000,000.

15.4 Further Assurances. Each Party shall from time to time execute and deliver all further documents and instruments and do all acts and things as the other Party may, either before or after the Closing Date, reasonably required in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

15.5 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) and the agreements referred to in or contemplated by this Agreement constitute the entire understanding and agreement among the Parties and supersede any and all prior or contemporaneous, oral or written, representations, communications, understandings and agreements among the Parties with respect to the subject matter hereof or thereof to the extent inconsistent with or contradictory to this Agreement or such other agreements.

15.6 Incorporation by Reference. The Schedules attached hereto or referred to herein are deemed to be a part of this Agreement and are incorporated herein by reference.

15.7 Modifications. This Agreement shall not be modified, amended, canceled or altered in any way, and may not be modified by custom, usage of trade or course of dealing, except by an instrument in writing signed by all Parties. All amendments or modifications of this Agreement shall be binding upon the Parties despite any lack of consideration so long as the same shall be in writing and executed by the Parties.

15.8 Waiver. The performance of any obligation required of a Party hereunder may be waived only by a written waiver signed by the other Parties, and such waiver shall be effective only with respect to the specific obligation described. The waiver by any Party of a breach of any provision of this Agreement by any other Party shall not operate or be construed as a waiver of any subsequent breach of the same provision or another provision of this Agreement.

15.9 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties, and any attempted assignment without the required consents shall be void.

15.10 Severability. If any provision hereof is found invalid, illegal or unenforceable pursuant to any Governmental Order, the remainder of this Agreement shall remain valid, legal and enforceable according to its terms, and such invalid, illegal or unenforceable provision shall be replaced with a provision that approximates the substance and spirit of the invalid, illegal or unenforceable provision as closely as possible without being invalid, illegal or unenforceable.

15.11 Governing Law. This Agreement and all disputes arising out of or in connection with this Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York, U.S., without giving effect to conflict of law principles.

15.12 Arbitration. Any dispute, controversy or difference arising among the Parties out of or in relation to this Agreement or for the breach thereof shall be resolved exclusively by arbitration in the Hong Kong Special Administrative Region of the Peoples’ Republic of China. Such arbitration shall be conducted in the English language in accordance with the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators, of whom one shall be appointed by Purchaser and/or Parent, another shall be appointed by Sellers, and the third shall be appointed by the first two (2) arbitrators. If the third arbitrator is not so appointed within one (1) month after the appointment of the first two (2) arbitrators, the third arbitrator shall be selected in accordance with the Rules of Arbitration of the International Chamber of Commerce. The decision of the arbitrators shall be made on the principles of majority rule. The award made by the arbitrators shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction. Notwithstanding the foregoing provision, the Parties shall have the right to bring judicial proceedings to obtain preliminary injunctive relief at any time during the pendency of arbitration proceedings, provided that such preliminary injunctive relief shall be subject to final arbitral decisions. Unless the arbitrators decide otherwise, the cost of arbitration shall be shared equally by Purchaser and/or Parent, on the one hand, and Sellers, on the other hand.

15.13 Notices. All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be given by personal delivery, by express courier, by registered or certified mail with return receipt requested, or by telex or facsimile, to the Parties at the addresses shown below, or to such other address as may be designated by written notice given by any Party to the other Parties. Unless conclusively proved otherwise, all notices, demands, requests, consents or other communications hereunder shall be deemed effective upon delivery if personally delivered, five (5) days after dispatch if sent by express courier, ten (10) days after dispatch if sent by registered or certified mail with return receipt requested, or confirmation of the receipt of the facsimile by the recipient if sent by telex or facsimile.

If to Purchaser or Parent, to:

Silicon Motion Technology Corporation

8F-1, No. 36, Taiyuan St., Jhubei City

Hsinchu County 30265, Taiwan

Attention: Chief Financial Officer

Fax: +886 3 560-0336

With a copy to:

K&L Gates LLP

Suite 3708, Park Place,

1601 Nanjing Road West,

Jing An District

Shanghai 200040

Attention: Xin M. Gu

Email: max.gu@klgates.com

Tel.: +86.21.2211.2000

Fax.: +86.21.3251.8918

With an additional copy to:

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104-1158

U.S.A.

Attention: Christopher H. Cunningham

Email: chris.cunningham@klgates.com

Tel.: +206.370.7639

Fax.:+206.370.6040

if to the Company, Sellers or the Sellers’ Representative, to:

Xueshi Yang

Building 19, Room 202

100 Yinxiao Rd, Pudong District

Shanghai, China 200135

With a copy to:

Deheng Shanghai Law Office

Suite 1703-1704, Taiping Finance Tower

#488, Yincheng (Mid) Road, Pudong New Area

Shanghai 200120, P. R. China

Attention: Ms. ZHANG Shuo

Email: zhangshuo@dehenglaw.com

Tel: +86 21 6089 7070

Fax: +86 21 6089 7590

15.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.15 Captions. The section headings and captions contained herein are for purposes of reference and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

15.16 Number and Gender. Whenever used in this Agreement, the singular terms shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

15.17 Confidentiality.

(a) For a period of five (5) years from the date hereof, no Party shall disclose, disseminate or cause to be disclosed the terms and conditions of this Agreement, except insofar as disclosure is reasonably necessary to carry out and effectuate the terms of this Agreement or as required by a court of competent jurisdiction or as required by the rules of the U.S. Securities and Exchange Commission or governmental agency, and insofar as any Party is required by Law to disclose.

(b) Purchaser shall treat as confidential and shall safeguard any and all information, knowledge or data included in any information relating to the business of the Seller and its affiliates other than the Business that becomes known to Purchaser as a result of the transactions contemplated by this Agreement except as otherwise agreed to by the Seller in writing, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Purchaser used with respect to its own confidential information; provided, however, that nothing in this Section 15.17 shall prevent the disclosure of any such information, knowledge or data to any Representatives of Purchaser who reasonably need to know such information for the purposes of negotiating this Agreement and carrying out the transactions contemplated hereby.

(c) Purchaser, Parent and Sellers acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the relevant other Party or required to be disclosed by a Governmental Authority.

(d) In the event of a breach of the obligations hereunder by Purchaser, Parent or Sellers, the non-breaching Parties, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 15.17 in any court of competent jurisdiction.

15.18 Language. The English language shall be the language used for the interpretation of this Agreement.

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IN WITNESS WHEREOF, the Parties have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

Silicon Motion Technology Corporation

\s\ Chiachang Kou
Chiachang Kou

Its: President

Silicon Motion Technology (Hong Kong) Ltd.

\s\ Chiachang Kou
Chiachang Kou

Its: President

F-Tec Holdings International Ltd.

\s\ Xueshi Yang
Xueshi Yang

Its: President

Sellers’ Representative

\s\ Xueshi Yang
Xueshi Yang